Exhibit 10.1

Published CUSIP Number:

CREDIT AGREEMENT

Dated as of August 26, 2011

among

CARMAX AUTO SUPERSTORES, INC.,

as the Revolving Borrower,

CERTAIN SUBSIDIARIES,

as Designated Borrowers,

CARMAX, INC.,

and

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

The Other Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

TOYOTA MOTOR CREDIT CORPORATION

and

U.S. BANK NATIONAL ASSOCIATION,

as

Co-Documentation Agents,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

and

J.P. MORGAN SECURITIES LLC,

as

Joint Lead Arrangers and Co-Book Managers

i

5.04	Binding Effect	64
5.05	Financial Statements; No Material Adverse Effect	64
5.06	Litigation	65
5.07	No Default	65
5.08	Ownership of Property; Liens	65
5.09	Insurance	65
5.10	Environmental Compliance	65
5.11	Taxes	65
5.12	ERISA Compliance	66
5.13	Subsidiaries; Equity Interests	66
5.14	Margin Regulations; Investment Company Act	66
5.15	Disclosure	67
5.16	Compliance with Laws	67
5.17	Intellectual Property; Licenses, Etc	67
5.18	Books and Records	67

ARTICLE VI AFFIRMATIVE COVENANTS		67

6.01	Financial Statements	67
6.02	Certificates; Other Information	68
6.03	Notices	70
6.04	Payment of Obligations	70
6.05	Preservation of Existence, Etc.	71
6.06	Maintenance of Properties	71
6.07	Maintenance of Insurance	71
6.08	Compliance with Laws and Contractual Obligations	71
6.09	Books and Records	71
6.10	Inspection Rights	71
6.11	Use of Proceeds	72
6.12	New Subsidiaries	72

ARTICLE VII NEGATIVE COVENANTS		72

7.01	Liens	72
7.02	Investments	74
7.03	Fundamental Changes	75
7.04	Dispositions	76
7.05	Change in Nature of Business	77
7.06	Transactions with Affiliates	77
7.07	Burdensome Agreements	77
7.08	Use of Proceeds	78
7.09	Financial Covenants	78
7.10	Acquisitions	78
7.11	Indebtedness	78

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		78

8.01	Events of Default	78
8.02	Remedies Upon Event of Default	81
8.03	Application of Funds	81

ARTICLE IX ADMINISTRATIVE AGENT		82

9.01	Appointment and Authority	82
9.02	Rights as a Lender	83

9.03	Exculpatory Provisions	83
9.04	Reliance by Administrative Agent	84
9.05	Delegation of Duties	84
9.06	Resignation of Administrative Agent	84
9.07	Non-Reliance on Administrative Agent and Other Lenders	85
9.08	No Other Duties, Etc.	85
9.09	Administrative Agent May File Proofs of Claim	85
9.10	Guaranty Matters	86

ARTICLE X MISCELLANEOUS		86

10.01	Amendments, Etc.	86
10.02	Notices; Effectiveness; Electronic Communication	87
10.03	No Waiver; Cumulative Remedies; Enforcement	89
10.04	Expenses; Indemnity; Damage Waiver	90
10.05	Payments Set Aside	92
10.06	Successors and Assigns	92
10.07	Treatment of Certain Information; Confidentiality	96
10.08	Right of Setoff	97
10.09	Interest Rate Limitation	98
10.10	Counterparts; Integration; Effectiveness	98
10.11	Survival of Representations and Warranties	98
10.12	Severability	98
10.13	Replacement of Lenders	98
10.14	Governing Law; Jurisdiction; Etc.	99
10.15	Waiver of Jury Trial	100
10.16	No Advisory or Fiduciary Responsibility	100
10.17	Electronic Execution of Assignments and Certain Other Documents	101
10.18	USA PATRIOT Act Notice	101

SCHEDULES

1.01	Term Securitization Programs
2.01	Commitments and Applicable Percentages
5.06	Litigation
5.13	Subsidiaries and Other Equity Investments
7.01	Existing Liens
7.02	Existing Investments
10.02	Administrative Agent’s Office; Certain Addresses for Notices
10.08	Restricted Deposit Accounts

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	New Vehicle Swing Line Loan Notice
D	Note
E	Compliance Certificate
F	Assignment and Assumption
G	Company Guaranty Agreement
H	Subsidiary Guaranty Agreement
I	Joinder Agreement
J	Designated Borrower Notice
K	Opinion Matters

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of August 26, 2011, among CARMAX AUTO SUPERSTORES, INC., a Virginia corporation (the “Revolving Borrower”), certain Subsidiaries of the Company party hereto pursuant to Section 2.15 (each a “Designated Borrower” and, together with the Revolving Borrower, the “Borrowers” and, each a “Borrower”), CARMAX, INC., a Virginia corporation (the “Company”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender, New Vehicle Swing Line Lender and L/C Issuer, and JPMORGAN CHASE BANK, N.A., as L/C Issuer.

The Company has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABCP Facility” means (a) the private securitization facility governed by the Transfer and Administration Agreement dated as of December 1, 2004 among CarMax Funding II, as transferor, CarMax Business Services, LLC, a Delaware limited liability company, individually and as servicer, Bank of America, as a bank investor, as a class agent and as agent, and the other investors and class agents party thereto, as amended, supplemented or otherwise modified from time to time, (b) the private securitization facility governed by the Transfer and Administration Agreement dated as of May 25, 2010 among CarMax Funding III, as transferor, CarMax Business Services, LLC, a Delaware limited liability company, individually and as servicer, Wells Fargo Securities LLC, a Delaware limited liability company, as a class agent and as agent, and the investors and other class agents party thereto, as amended, supplemented or otherwise modified from time to time, and (c) any other asset-backed commercial paper facility under which retail installment contracts originated by the Company or any other Loan Party are sold, transferred or assigned from time to time to one or more special purpose entities in a transaction that constitutes a “true sale” for bankruptcy purposes (as evidenced by an opinion prepared and delivered in a manner consistent with market standards by reputable independent counsel experienced in securitization transactions) for a price equal to not less than the fair market value of such retail installment contracts and on such other terms and conditions as shall be reasonable and customary for such transactions; provided, however, that (x) such arrangement does not include (i) provisions under which the Company or any Subsidiary (other than an Excluded Special Purpose Finance Subsidiary) directly assumes the credit risk associated with such retail installment contracts, (ii) direct or indirect recourse provisions under which, based on the historical performance of such retail installment contracts, the Company or any Subsidiary (other than an Excluded Special Purpose Finance Subsidiary) could reasonably be expected to suffer economic loss, or (iii) any recourse provisions which are not customary for transactions of such type and (y) such arrangement does not result in the creation of any Lien on the assets of the Company or any Subsidiary (other than Excluded Special Purpose Finance Subsidiaries), other than Liens on such retail installment contracts and the Related Property.

“Acceleration Event” has the meaning specified in Section 8.01(e).

“Acquisition” means the acquisition of (i) a controlling equity interest or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person, or (iii) assets constituting a vehicle dealership.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders. The amount of the Aggregate Commitments in effect on the Closing Date is $700,000,000.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Tier	Consolidated Leverage Ratio	Commitment Fee	Applicable Rate for Eurodollar Rate Loans and Letter of Credit Fees	Applicable Rate for Base Rate Loans
1	<0.75:1	0.20%	1.25%	0.25%
2	> 0.75:1 but < 1.75:1	0.25%	1.50%	0.50%
3	> 1.75:1	0.30%	1.75%	0.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered in accordance with Section 6.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 6.02(a) for the fiscal quarter ending August 31, 2011 shall be determined based upon Pricing Tier 2.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means MLPFS and J.P. Morgan Securities LLC, in their capacities as joint lead arrangers and co-book managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries as at February 28, 2011, and the related consolidated statements of earnings, shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year ended on that date, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Autoborrow Agreement” means an agreement by and between the Revolving Borrower and the Swing Line Lender, providing for the automatic advance of Swing Line Loans by the Swing Line Lender under the conditions set forth therein.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurodollar Rate plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Bilateral New Vehicle Swing Line Loan” means the portion of any New Vehicle Swing Line Loan made pursuant to Section 2.05(a) which (i) causes the Outstanding Amount of New Vehicle Swing Line Loans or other Obligations to exceed the New Vehicle Swing Line Sublimit or any limit set forth in Section 2.05(a), or (ii) is made when the conditions in Section 4.02 are not otherwise met.

“Bilateral Swing Line Loan” means the portion of any Swing Line Loan made pursuant to Section 2.04(a) which causes the Outstanding Amount of Swing Line Loans or other Obligations to exceed the Swing Line Sublimit or any limit set forth in Section 2.04(a).

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers’ Liabilities” has the meaning specified in Section 2.15(c).

“Borrowing” means a Committed Borrowing, a Swing Line Borrowing or a New Vehicle Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York State or the state where the Administrative Agent’s Office is located and if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“CarMax Funding II” means CarMax Funding II, LLC, a Delaware limited liability company.

“CarMax Funding III” means CarMax Funding III, LLC, a Delaware limited liability company.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer, the Swing Line Lender or the New Vehicle Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, Obligations in respect of New Vehicle Swing Line Loans, or obligations of Lenders to fund participations in respect of any thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer, the Swing Line Lender or the New Vehicle Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer, the New Vehicle Swing Line Lender or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than three months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit with (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than three months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within three months of the date of acquisition, (d) overnight repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) all regulations, requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and (y) all regulations, requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, to the extent such regulation, request, rule, guideline or directive is either (A) enacted, adopted or issued after the Closing Date (but regardless of the date the applicable provision of the Dodd-Frank Act or Basel III with respect to which such regulation, request, rule, guideline or directive relates was enacted, adopted or issued) or (B) enacted, adopted or issued prior to the Closing Date but does not require compliance therewith or which is not fully implemented until after the Closing Date.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Existing Management, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) the Revolving Borrower ceases to be a direct or indirect, wholly-owned Subsidiary of the Company; or

(d) the Revolving Borrower becomes a direct or indirect Subsidiary of any Subsidiary that is not a Loan Party.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collection Account” means account #XXXXXXX-XXXXXX maintained in the name of CarMax Business Services, LLC, d/b/a CarMax Auto Finance, at Wells Fargo Bank, National Association.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Revolving Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, (c) purchase participations in Swing Line Loans, and (d) purchase participations in New Vehicle Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning specified in Section 2.10(a).

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01, provided that, for purposes of clarity, Committed Loans shall not include Swing Line Loans or New Vehicle Swing Line Loans, but shall include any Loan made pursuant to Section 2.04(c)(i) or 2.05(e)(i).

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, or (b) a conversion of Committed Loans from one Type to the other pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Guaranty Agreement” means the Company Guaranty Agreement made by the Company in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit G.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) share-based compensation expense reducing such Consolidated Net Income which does not represent a cash item in such period or any future period, and (v) other non-recurring expenses of the Company and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period and (ii) all non-cash items increasing such Consolidated Net Income.

“Consolidated EBITDAR” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated EBITDA for such period, plus Consolidated Rental Obligations for such period.

“Consolidated Funded Debt” means, with respect to the Company and its Subsidiaries on a consolidated basis, at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Persons for borrowed money and all obligations of such Persons evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all unreimbursed obligations of such Persons arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) all obligations of such Persons to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business);

(d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Persons (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Persons or is limited in recourse;

(e) capital leases and Synthetic Lease Obligations; and

(f) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, Consolidated Funded Debt shall include the Indebtedness of the types described above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or any of its Subsidiaries is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (in which case such Indebtedness shall not be included) or the liability of such Person in respect of such Indebtedness is expressly limited (in which case such Indebtedness shall only be included to the extent of such liability). The amount of any Indebtedness secured by a Lien on property owned or being purchased by the Company or any of its Subsidiaries shall be deemed to be the lesser of the outstanding amount of such Indebtedness and the fair market value of such property as determined by such Person in good faith if recourse with respect to such Indebtedness is expressly limited to such property. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Consolidated Funded Debt shall not include the liabilities of any Excluded Special Purpose Finance Subsidiary.

“Consolidated Interest and Rent Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAR for the four fiscal quarter period ending on such date to (b) Consolidated Interest Charges for such period plus Consolidated Rental Obligations for the four fiscal quarter period ending on such date (excluding such rental obligations with respect to real property purchased during such four quarter period).

“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all gross interest expense (without reducing such amount by, or otherwise netting out, any interest income, floorplan assistance, interest credits or other similar income), premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, but excluding any such interest or expense of (i) an Excluded Special Purpose Finance Subsidiary or (ii) any Person that is neither the Company nor a Subsidiary, which interest or expense (in the case of each of clauses (i) and (ii)) arises pursuant to a Permitted Sale Facility, and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under (i) capital leases that is treated as interest in accordance with GAAP and (ii) Synthetic Lease Obligations that would be treated as interest under GAAP were such leases treated as capital leases.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) an amount equal to (i) the Consolidated Funded Debt as of such date plus (ii) the product of (A) eight (8) times (B) Consolidated Rental Obligations for the four fiscal quarter period ending on such date (excluding such rental obligations with respect to real property purchased during such four quarter period) to (b) Consolidated EBITDAR for the four fiscal quarter period ending on such date.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for such period.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) an amount equal to (i) the Consolidated Funded Debt as of such date minus (ii) the amount of unrestricted cash and Cash Equivalents held by the Borrowers in the United States as of such date in excess of $15,000,000 (which cash is verifiable by the Administrative Agent) plus (iii) the product of (A) eight (8) times (B) Consolidated Rental Obligations for the four fiscal quarter period ending on such date (excluding such rental obligations with respect to real property purchased during such four quarter period) to (b) Consolidated EBITDAR for the four fiscal quarter period ending on such date.

“Consolidated Rental Obligations” means, for any period, the aggregate amount of all rental obligations accrued during such period for which the Company and its Subsidiaries are directly or indirectly liable (as lessee or as guarantor or other surety but without duplication) under all leases (excluding capital leases) in effect at any time during such period, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Unencumbered Current Assets” means, as of any date of determination, the book value of current assets of the Company and its Subsidiaries, on a consolidated basis, that are not subject to any Lien securing Indebtedness.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (i) the value of the Equity Interests of the Company or any Subsidiary to be transferred in connection with such Acquisition, (ii) the amount of any cash and fair market value of other property (excluding property described in clause (i) and the unpaid principal amount of any debt instrument) given as consideration in connection with such Acquisition, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Company or any Subsidiary in connection with such Acquisition, (iv) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Company and its Subsidiaries in accordance with GAAP in connection with such Acquisition, (v) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on the financial statements of the Company and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, (vi) the aggregate fair market value of all other consideration given by the Company or any Subsidiary in connection with such Acquisition, and (vii) out of pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such Acquisition, and other similar transaction costs so incurred, provided that the Cost of Acquisition shall not include the purchase price of floored vehicles acquired in connection with such Acquisition. For purposes of determining the Cost of Acquisition for any transaction, (A) the Equity Interests of the Company shall be valued (I) in the case of any Equity Interests then designated as a national market system security by the National Association of Securities Dealers, Inc. (“NASDAQ”) or listed on a national securities exchange, the average of the last reported bid and ask quotations or the last prices reported thereon, and (II) with respect to any other Equity Interests, as determined by the Board of Directors of the Company and, if reasonably requested by the Administrative Agent, determined to be a reasonable valuation by the Public Accountant, (B) the Equity Interests of any Subsidiary shall be valued as determined by the Board of Directors of such Subsidiary and, if reasonably requested by the Administrative Agent, determined to be a reasonable valuation by the Public Accountant, and (C) with respect to any Acquisition accomplished pursuant to the exercise of options or warrants or the conversion of securities, the Cost of Acquisition shall include both the cost of acquiring such option, warrant or convertible security as well as the cost of exercise or conversion.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a fee rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, Swing Line Loans or New Vehicle Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Company or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such notice or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such notice or public statement) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.15(b).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability upon the Company or any ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, that has not been satisfied in full.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or by such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Committed Loan” means a Committed Loan that is a Eurodollar Rate Loan.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Special Purpose Finance Subsidiaries” means, collectively, (a) CarMax Funding II, (b) CarMax Auto Funding LLC, a Delaware limited liability company, (c) CarMax Funding III, (d) CarMax Funding Services, LLC, a Delaware limited liability company, (e) CarMax Funding Services II, LLC, a Delaware limited liability company, and (f) any other special purpose Subsidiary formed to purchase or otherwise acquire retail installment contracts in connection with an existing or proposed Permitted Sale Facility and which does not conduct any business other than in connection with such Permitted Sale Facility.

“Excluded Subsidiaries” means, collectively, (a) Glen Allen Insurance, Ltd., a Bermuda company, and (b) each Excluded Special Purpose Finance Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Company or any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), including branch profits taxes, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Company or such Borrower, as the case may be, is located, (c) any taxes imposed on any “withholdable payment” payable to such recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA to establish that such payment is exempt from withholding under FATCA and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Company or the applicable Borrower, as the case may be, with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of August 24, 2005, as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, among the Company, as guarantor, the Borrowers and Bank of America, as agent, and the lenders party thereto.

“Existing Management” means any of Tom Folliard, Keith Browning, Mike Dolan, Joe Kunkel, Eric Margolin, Thomas Reedy, Richard Smith or William Wood.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (a) the letter agreement, dated July 22, 2011, among the Company, the Administrative Agent and MLPFS and (b) the letter agreement, dated July 22, 2011, among the Company, JPMorgan and J.P. Morgan Securities LLC.

“Foreign Lender” means, with respect to the Company or any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Company or such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Franchise Agreement” means a franchise agreement or a framework agreement, in each case between a Loan Party and a manufacturer or distributor of New Vehicles.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participations or obligation to acquire, refinance or fund participations has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of the outstanding Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participations or obligation to acquire, refinance or fund participations has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (c) with respect to the New Vehicle Swing Line Lender, such Defaulting Lender’s Applicable Percentage of the outstanding New Vehicle Swing Line Loans other than New Vehicle Swing Line Loans as to which such Defaulting Lender’s participations or obligation to acquire, refinance or fund participations has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, that “Guarantee” shall not include endorsements of drafts or other negotiable instruments for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided, however, that the amount of any Guarantee described in clause (b) above which is expressly non-recourse to the other assets of such Person shall be deemed to be the lesser of the amount determined as described above and the fair market value of the assets subject to such Lien as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranties” means the Company Guaranty Agreement and the Subsidiary Guaranty Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Increase Effective Date” has the meaning specified in Section 2.16(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (in which case such Indebtedness shall not be included) or the liability of such Person in respect of such Indebtedness is expressly limited (in which case such Indebtedness shall only be included to the extent of such liability). The amount of any Indebtedness secured by a Lien on property owned or being purchased by any Person shall be deemed to be the lesser of the outstanding amount of such Indebtedness and the fair market value of such property as determined by such Person in good faith if recourse with respect to such Indebtedness is expressly limited to such property. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means (a) in the case of each Committed Loan or New Vehicle Swing Line Loan, the first Business Day of each calendar month, and (b) in the case of each Swing Line Loan, the second Business Day of each calendar month.

“Interest Period” means a period of approximately one month commencing on the first Business Day of each month and ending on the first Business Day of the following month.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means, with respect to any Letter of Credit, the related Letter of Credit Application, and any other document, agreement or instrument entered into by the L/C Issuer and the Revolving Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means each Joinder Agreement, substantially in the form of Exhibit I, executed and delivered by a Subsidiary or any other Person to the Administrative Agent, for the benefit of the Lenders, pursuant to Section 6.12.

“JPMorgan” means JPMorgan Chase Bank, N.A. and its successors.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder and (b) JPMorgan in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. References herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit as of such date plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings, as of such date. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender and the New Vehicle Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder. Notwithstanding anything to the contrary contained herein, a letter of credit issued by an L/C Issuer other than Bank of America shall not be a “Letter of Credit” for purposes of the Loan Documents until such time as the Administrative Agent has been notified in writing of the issuance thereof by the applicable L/C Issuer.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $30,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan, a Swing Line Loan or a New Vehicle Swing Line Loan.

“Loan Documents” means, collectively, this Agreement, each Joinder Agreement, each Note, each Issuer Document, each Payment Commitment, each Guaranty, the Fee Letters and any Autoborrow Agreement.

“Loan Parties” means, collectively, the Company, the Revolving Borrower, each Subsidiary Guarantor and each Designated Borrower.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the business, assets, liabilities, operations or financial condition of the Company and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party (it being agreed that the matters referenced in the Company’s Form 8-K filed with the SEC on June 17, 2011 shall not be deemed to be a Material Adverse Effect).

“Maturity Date” means August 26, 2016.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as joint lead arranger and co-book manager.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“New Vehicle” means a vehicle which has never been owned except by a manufacturer, distributor or dealer and has never been registered.

“New Vehicle Swing Line” means the revolving credit facility made available by the New Vehicle Swing Line Lender pursuant to Section 2.05.

“New Vehicle Swing Line Borrowing” means a borrowing of a New Vehicle Swing Line Loan pursuant to Section 2.05.

“New Vehicle Swing Line Lender” means Bank of America in its capacity as provider of New Vehicle Swing Line Loans, or any successor new vehicle swing line lender hereunder.

“New Vehicle Swing Line Loan” has the meaning specified in Section 2.05(a).

“New Vehicle Swing Line Loan Notice” means a notice of a New Vehicle Swing Line Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit C.

“New Vehicle Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitments. The New Vehicle Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Non-Consenting Lender” means any Lender that does not approve (a) any amendment, waiver or consent that (i) requires the approval of all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders or (b) any designation of a foreign Subsidiary as a Designated Borrower pursuant to Section 2.15, which designation has been approved by the Required Lenders.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit D.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and bylaws of such corporation (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement of such company; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with the formation or organization of such partnership, joint venture, trust or other entity with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Special Purpose Finance Entities” means those special purpose entities (other than Subsidiaries) formed pursuant to Permitted Sale Facilities to receive and hold Permitted Retail Installment Contracts.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other

Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to Committed Loans, Swing Line Loans and New Vehicle Swing Line Loans, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans, Swing Line Loans and New Vehicle Swing Line Loans, as the case may be, occurring on such date; (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Revolving Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Patriot Act” has the meaning specified in Section 10.18.

“Payment Commitment” means a written agreement entered into between the New Vehicle Swing Line Lender and a vehicle manufacturer or distributor (and if required pursuant to the terms of the Payment Commitment, the applicable Borrower), providing for advances of the proceeds of New Vehicle Swing Line Loans directly by the New Vehicle Swing Line Lender to such manufacturer or distributor in payment for the purchase of a New Vehicle by the applicable Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Retail Installment Contract” means a vehicle retail installment contract sold, transferred or assigned by the Company or a Subsidiary to the applicable purchaser, transferee or assignee pursuant to a Permitted Sale Facility.

“Permitted Sale Facilities” means, collectively, (i) each ABCP Facility, (ii) each Term Securitization Program, (iii) each arrangement under which Third-Party Contracts are sold for fair market value to financial institutions or other lenders and (iv) each other arrangement which provides for the sale, transfer or assignment of retail installment contracts originated by the Company or any other Loan Party to a third party purchaser, transferee or assignee and in a transaction that constitutes a “true sale” for bankruptcy purposes (as evidenced by an opinion prepared and delivered in a manner consistent with market standards by reputable independent counsel experienced in securitization transactions) for a price equal to not less than the fair market value of such retail installment contracts and on such other terms and conditions as shall be reasonable and customary for such transactions; provided, however, that, in the case of any arrangement described in clause (iii) or (iv) above, (x) such arrangement does not create Indebtedness of the Company or any Subsidiary (other than an Excluded Special Purpose Finance Subsidiary), (y) such arrangement does not include (1) provisions under which the Company or any Subsidiary (other than an Excluded Special Purpose Finance Subsidiary) directly assumes the credit risk associated with such retail installment contracts, (2) direct or indirect recourse provisions under which, based on the historical performance of such retail installment contracts, the Company or any Subsidiary (other than an Excluded Special Purpose Finance Subsidiary) could reasonably be expected to suffer economic loss, or (3) any recourse provisions which are not customary for transactions of such type and (z) such arrangement does not result in the creation of any Lien on the assets of the Company or any Subsidiary (other than Excluded Special Purpose Finance Subsidiaries), other than Liens on such retail installment contracts and the Related Property.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Public Accountant” means a Registered Public Accounting Firm of nationally recognized standing engaged by the Company.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Company as prescribed by the Securities Laws.

“Related Agreements” has the meaning specified in Section 2.15(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Related Property” means, with respect to any retail installment contract, (i) the Lien created by such contract in the vehicle purchased under such contract, (ii) all other Liens, if any, (other than Liens on assets of the Company or any Subsidiary) to secure payment of such contract, (iii) all guaranties, insurance contracts and other agreements or arrangements of whatever character from time to time supporting or securing payment of such contract, (iv) all documents evidencing such contract or the Liens, guaranties, agreements or arrangements described in clauses (i) through (iii) above, (v) all present and future claims, demands, causes of action and choses in action in respect of the foregoing and (vi) all proceeds of the foregoing.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, (c) with respect to a Swing Line Loan, a Swing Line Loan Notice, and (d) with respect to a New Vehicle Swing Line Loan, a New Vehicle Swing Line Loan Notice or a request from a manufacturer or distributor for New Vehicle Swing Line Loans pursuant to a Payment Commitment.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations, Swing Line Loans and New Vehicle Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that (i) the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, (ii) in the event that at the time of such determination any Bilateral Swing Line Loans are outstanding and any Default shall have occurred and be continuing, each of (x) the Aggregate Commitments or Total Outstandings, as the case may be, and (y) the Commitment of or Total Outstandings held by the Swing Line Lender (as the case may be), shall be deemed for purposes of this determination to be increased in the amount of such outstanding Bilateral Swing Line Loans, and (iii) in the event that at the time of such determination any Bilateral New Vehicle Swing Line Loans are outstanding and any Default shall have occurred and be continuing, each of (x) the Aggregate Commitments or Total Outstandings, as the case may be, and (y) the Commitment of or Total Outstandings held by the New Vehicle Swing Line Lender (as the case may be), shall be deemed for purposes of this determination to be increased in the amount of such outstanding Bilateral New Vehicle Swing Line Loans.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, any executive vice president, any senior vice president, any vice president, the treasurer, the secretary, any assistant treasurer or any assistant secretary (who is also a treasury manager) of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Borrower” has the meaning specified in the introductory paragraph hereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Specified Subsidiaries” means, collectively, (a) CarMax Auto Superstores Services, Inc., a Virginia corporation, and (b) CarMax Properties, LLC, a Virginia limited liability company.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, (a) all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company and (b) all references herein to “Subsidiaries” in connection with financial statements or financial ratios (or the components thereof) shall refer to the Subsidiaries of the Company the accounts of which (i) are consolidated with those of the Company in its consolidated financial statements or (ii) would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared in accordance with GAAP.

“Subsidiary Guarantors” means, collectively, all Subsidiaries executing a Subsidiary Guaranty Agreement on the Closing Date and all other Subsidiaries that enter into a Joinder Agreement.

“Subsidiary Guaranty Agreement” means the Subsidiary Guaranty Agreement made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit H.

“Swap Contracts” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04, including any borrowing of such a Loan pursuant to an Autoborrow Agreement.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Securitization Programs” means (a) the public securitization programs identified on Schedule 1.01 and (b) any other non-revolving securitization program under which a discrete pool of retail installment contracts originated by the Company or any other Loan Party is sold, transferred or assigned to one or more special purpose entities in a transaction that constitutes a “true sale” for bankruptcy purposes (as evidenced by an opinion prepared and delivered in a manner consistent with market standards by reputable independent counsel experienced in securitization transactions) for a price equal to not less than the fair market value of such retail installment contracts and on such other terms and conditions as shall be reasonable and customary for such transactions; provided, however, that (x) such arrangement does not include (i) provisions under which the Company or any Subsidiary (other than an Excluded Special Purpose Finance Subsidiary) directly assumes the credit risk associated with such retail installment contracts, (ii) direct or indirect recourse provisions under which, based on the historical performance of such retail installment contracts, the Company or any Subsidiary (other than an Excluded Special Purpose Finance Subsidiary) could reasonably be expected to suffer economic loss, or (iii) any recourse provisions which are not customary for transactions of such type and (y) such arrangement does not result in the creation of any Lien on the assets of the Company or any Subsidiary (other than Excluded Special Purpose Finance Subsidiaries), other than Liens on such retail installment contracts and the Related Property.

“Third-Party Contract” means a retail installment contract originated by the Company or any other Loan Party, using a form provided by a financial institution or other lender that is not an Affiliate of the Company, which contract is assigned to such financial institution or other lender promptly after origination.

“Threshold Amount” means $30,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Committed Loan, Swing Line Loan or New Vehicle Swing Line Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Within Line Limitation” means, with respect to any Borrower, any dealer location and any specific vehicle manufacturer or distributor, limitations on the amount of New Vehicle Swing Line Loans that may be advanced to such manufacturer or distributor with respect to New Vehicles purchased or to be purchased by such Borrower for such dealer location, which limitations are agreed to from time to time by the Administrative Agent and such distributor or manufacturer.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP or Accounting Practices. If at any time any change in GAAP or any change in any accounting practice or financial reporting practice of any Loan Party made in accordance with GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or such change in accounting practice or financial reporting practice (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP or such accounting practice or financial reporting practice prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or such change in accounting practice or financial reporting practice.

1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Revolving Borrower, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Applicable Percentage of the Outstanding Amount of all New Vehicle Swing Line Loans shall not, in the aggregate, exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Revolving Borrower may borrow under this

Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings and Conversions of Committed Loans.

(a) Each Committed Borrowing and each conversion of Committed Loans from one Type to the other shall be made upon the Revolving Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) one Business Day prior to the requested date of any Borrowing of Eurodollar Rate Loans, or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans or of any conversion of Base Rate Committed Loans to Eurodollar Rate Loans, or (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Committed Loans. Except as provided in Sections 2.03(c), 2.04(c), and 2.05(e), each Borrowing of or conversion of Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Revolving Borrower is requesting a Committed Borrowing, or a conversion of Committed Loans from one Type to the other, (ii) the requested date of the Borrowing or conversion, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed or converted, and (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted. If the Revolving Borrower fails to provide a timely Committed Loan Notice requesting a conversion of Eurodollar Rate Loans to Base Rate Loans, such Loans shall continue as Eurodollar Rate Loans. If the Revolving Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice, then the applicable Committed Loans shall be made as Eurodollar Rate Loans.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans. Each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m., on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Revolving Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Revolving Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Revolving Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Revolving Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Revolving Borrower as provided above.

(c) The Administrative Agent shall promptly notify the Revolving Borrower and the Lenders of the interest rate applicable to any Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Revolving Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Revolving Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Revolving Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Applicable Percentage of the Outstanding Amount of all New Vehicle Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Revolving Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Revolving Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Revolving Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Revolving Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) except as provided in Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (i) the Revolving Borrower has Cash Collateralized the Outstanding Amount of L/C Obligations related to such Letter of Credit, or (ii) all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue, amend or increase any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount of less than $500,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its reasonable discretion) with the Revolving Borrower or such Defaulting Lender to eliminate the L/C Issuer’s Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has Fronting Exposure, as it may elect in its sole discretion.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Revolving Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Revolving Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Revolving Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Revolving Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Revolving Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Revolving Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Revolving Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (or to an expiry date later than the Letter of Credit Expiration Date if, at the time of such extension, the Revolving Borrower has Cash Collateralized the Outstanding Amount of L/C Obligations related to such Letter of Credit or the L/C Issuer and all the Lenders have approved such expiry date); provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Revolving Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, or any cancelled Letter of Credit accepted by a Letter of Credit beneficiary prior to its expiration, the L/C Issuer will also deliver to the Revolving Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. The L/C Issuer will also promptly deliver to the Revolving Borrower and the Administrative Agent copies of any non-renewal notifications sent to beneficiaries of Auto-Extension Letters of Credit.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Revolving Borrower and the Administrative Agent of (A) the receipt of such notice, (B) the date on which the L/C Issuer expects to make a payment under such Letter of Credit and (C) the amount of such drawing. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Revolving Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Revolving Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Revolving Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the

Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (which shall be at least one Business Day after Administrative Agent delivers such notice), whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan in such amount to the Revolving Borrower. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Revolving Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, the Revolving Borrower, or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Revolving Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Revolving Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation plus any reasonable administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant

L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Revolving Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date one Business Day after such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Revolving Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company, the Revolving Borrower, any Designated Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company, the Revolving Borrower, any Designated Borrower or any Subsidiary.

The Revolving Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Revolving Borrower’s instructions or other irregularity, the Revolving Borrower will immediately notify the L/C Issuer. The Company, the Revolving Borrower and each Designated Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given by the Revolving Borrower as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Revolving Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Revolving Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Revolving Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Revolving Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Revolving Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, special, punitive or exemplary, damages suffered by the Revolving Borrower which the Revolving Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer shall provide to the Administrative Agent a list of outstanding Letters of Credit (together with type, amounts, beneficiary, issue date, expiry date and non-renewal notice period(s) for any Auto-Extension Letters of Credit)) issued by it on a monthly basis.

(g) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Revolving Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(h) Letter of Credit Fees. The Revolving Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the greater of (i) $5,000 or (ii) the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. Any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.18(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Revolving Borrower shall pay directly to the L/C Issuer, for its own account, a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the applicable Fee Letter (or as otherwise agreed to in writing between the Revolving Borrower and the L/C Issuer), computed on the daily amount available to be drawn under such Letter of Credit during the year following the due date of such fronting fee, which daily amount shall be determined on the date of payment of such fee, provided that if the amount available to be drawn in any such year is increased or decreased during such year, the fronting fee previously paid with respect to such year shall be adjusted accordingly. Such fronting fee shall be computed on an annual basis in advance and shall be due and payable (i) on the date of issuance of such Letter of Credit, (ii) annually thereafter, (iii) on the Letter of Credit Expiration Date and (iv) thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Revolving Borrower shall pay directly to the L/C Issuer, for its own account, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a

Subsidiary, the Revolving Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Revolving Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Revolving Borrower, and that the Revolving Borrower’s business derives substantial benefits from the business of such Subsidiaries.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans (each such loan, a “Swing Line Loan”) to the Revolving Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Applicable Percentage of the Outstanding Amount of all New Vehicle Swing Line Loans shall not exceed such Lender’s Commitment; provided, further, that, if any Lender is at that time a Defaulting Lender, the Swing Line Lender shall not be required to make a Swing Line Loan unless the Swing Line Lender has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the Swing Line Lender with the Revolving Borrower or such Defaulting Lender to eliminate the Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to such Defaulting Lender arising from either the Swing Line Loan then proposed to be made or that Swing Line Loan and all other Swing Line Loans as to which the Swing Line Lender has Fronting Exposure, as it may elect in its sole discretion; and provided, further, that the Revolving Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Notwithstanding the foregoing sentence, however, in the event a Swing Line Loan is advanced and such Loan causes the Outstanding Amount of Swing Line Loans or other Obligations to exceed the Swing Line Sublimit or any limit set forth in Section 2.04(a), (1) the Swing Line Lender shall be the sole Lender with respect to the portion of any such Loan constituting a Bilateral Swing Line Loan and (2) no other Lender shall be deemed to have purchased or be required to fund a risk participation in such Bilateral Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Revolving Borrower may borrow under this Section 2.04, prepay under Section 2.06, and reborrow under this Section 2.04. Each Swing Line Loan may be a Base Rate Loan or a Eurodollar Rate Loan. Except as otherwise provided above in this Section 2.04(a) with respect to Bilateral Swing Line Loans, immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing and each conversion of Swing Line Loans from one Type to the other shall be made upon the Revolving Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date or date of conversion of Eurodollar Rate Loans to Base Rate Loans or of any conversion of Base Rate

Loans to Eurodollar Rate Loans, and shall specify (x) the amount to be borrowed, which shall be a minimum of $1,000,000, (y) the requested borrowing date, which shall be a Business Day, and (z) the Type of Swing Line Loan to be borrowed or to which existing Swing Line Loans are to be converted. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Revolving Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Revolving Borrower at the Swing Line Lender’s office by crediting the account of the Revolving Borrower on the books of the Swing Line Lender in immediately available funds. If the Revolving Borrower fails to provide a timely Swing Line Loan Notice requesting a conversion of Eurodollar Rate Loans to Base Rate Loans, such Loans shall continue as Eurodollar Rate Loans. If the Revolving Borrower fails to specify a Type of Swing Line Loan in a Swing Line Loan Notice, then the applicable Swing Line Loan shall be made as a Eurodollar Rate Loan.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Revolving Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Eurodollar Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding (including, subject to Section 2.04(c)(ii), any Bilateral Swing Line Loans). Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Eurodollar Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Revolving Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice (which shall be at least one Business Day after any voluntary Committed Loan Notice issued by the Swing Line Lender), whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Eurodollar Rate Committed Loan to the Revolving Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan (other than a Bilateral Swing Line Loan) cannot be refinanced by such a Committed Borrowing in accordance with

Section 2.04(c)(i), the request for Eurodollar Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Revolving Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan (other than a Bilateral Swing Line Loan) is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), then (x) the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made, (y) each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Federal Funds Rate and (z) such Lender shall hold a participation in such reinstated obligation to the extent of such Lender’s payment. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Revolving Borrower for interest on the Swing Line Loans. Until each Lender funds its Eurodollar Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender. Interest in respect of any Bilateral Swing Line Loan shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Revolving Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Autoborrow Arrangement. In order to facilitate the borrowing of Swing Line Loans, the Revolving Borrower and the Swing Line Lender may mutually agree to, and are hereby authorized to, in each case with notice to the Administrative Agent, enter into an Autoborrow Agreement providing for the automatic advance by the Swing Line Lender of Swing Line Loans subject to the conditions set forth therein. At any time an Autoborrow Agreement is in effect, Borrowings of Swing Line Loans under such Autoborrow Agreement shall be made in accordance with the terms of such Autoborrow Agreement. For purposes of determining the Total Outstandings at any time during which an Autoborrow Agreement is in effect, the Outstanding Amount of all Swing Line Loans shall be deemed to be the sum of the Outstanding Amount of Swing Line Loans at such time plus the maximum amount available to be borrowed under such Autoborrow Agreement at such time.

2.05 New Vehicle Swing Line Loans.

(a) The New Vehicle Swing Line. Subject to the terms and conditions set forth herein, the New Vehicle Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.05, shall make loans (each such loan, a “New Vehicle Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the New Vehicle Swing Line Sublimit, notwithstanding the fact that such New Vehicle Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans, Swing Line Loans and L/C Obligations of the Lender acting as New Vehicle Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any New Vehicle Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans plus such Lender’s Applicable Percentage of the Outstanding Amount of all New Vehicle Swing Line Loans shall not exceed such Lender’s Commitment, and (iii) such Loan, together with the aggregate Outstanding Amount of all other New Vehicle Swing Line Loans made on or prior to such date shall not exceed any applicable Within Line Limitation; provided, further, that, if any Lender is at that time a Defaulting Lender, the New Vehicle Swing Line Lender shall not be required to make a New Vehicle Swing Line Loan unless the New Vehicle Swing Line Lender has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the New Vehicle Swing Line Lender with the Revolving Borrower or such Defaulting Lender to eliminate the New Vehicle Swing Line Lender’s Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to such Defaulting Lender arising from either the New Vehicle Swing Line Loan then proposed to be made or that New Vehicle Swing Line Loan and all other New Vehicle Swing Line Loans as to which the New Vehicle Swing Line Lender has Fronting Exposure, as it may elect in its sole discretion; and provided, further, that the proceeds of New Vehicle Swing Line Loans shall only be used (x) to honor New Vehicle drafts presented by the applicable vehicle manufacturer or distributor to the Administrative Agent pursuant to Payment Commitments or (y) otherwise to pay the purchase price of New Vehicles. Notwithstanding the foregoing sentence, however, in the case of a New Vehicle Swing Line Loan advanced to a manufacturer or distributor pursuant to Section 2.05(b), if the conditions precedent to such Loan (as set forth in the applicable Payment Commitment) have been met, the New Vehicle Swing Line Lender shall be required to make such New Vehicle Swing Line Loan, regardless of (x) whether such Loan would cause the Outstanding Amount of New Vehicle Swing Line Loans or other Obligations to exceed the New Vehicle Swing Line Sublimit or any limit set forth in Section 2.05(a) and (y) whether the conditions in Section 4.02 have otherwise been met; provided that, (1) the New Vehicle Swing Line Lender shall be the sole Lender with respect to the portion of any such Loan constituting a Bilateral New Vehicle Swing Line Loan and (2) no other Lender shall be deemed to have purchased or be required to fund a risk participation in such Bilateral New Vehicle Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05. Each New Vehicle Swing Line Loan may be a Base Rate Loan or a Eurodollar Rate Loan. Except as otherwise provided above in this Section 2.05(a) with respect to Bilateral New Vehicle Swing Line Loans, immediately upon the making of a New Vehicle Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the New Vehicle Swing Line Lender a risk participation in such New Vehicle Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such New Vehicle Swing Line Loan.

(b) Payment Commitment. The New Vehicle Swing Line Lender is authorized to make New Vehicle Swing Line Loans for the account of the Borrowers directly to certain individual manufacturers or distributors that provide New Vehicles to the Borrowers, in accordance with the terms and conditions of the respective Payment Commitment agreed to between the New Vehicle Swing Line Lender and each such manufacturer or distributor. Each New Vehicle Swing Line Loan made pursuant to a Payment Commitment shall be a Eurodollar Rate Loan at the time of such Borrowing, but may be converted to a Base Rate Loan in accordance with the terms of this Agreement. The Borrowers shall remain jointly and severally liable to the New Vehicle Swing Line Lender for all payments made to a manufacturer or distributor pursuant to a Payment Commitment.

(c) Borrowing Procedures. Each New Vehicle Swing Line Borrowing and each conversion of New Vehicle Swing Line Loans from one Type to the other shall be made pursuant to a Payment Commitment or upon the Revolving Borrower’s irrevocable notice to the New Vehicle Swing Line Lender by delivery of a written New Vehicle Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Revolving Borrower. Each such notice from the Revolving Borrower must be received by the New Vehicle Swing Line Lender not later than 3:00 p.m. on the requested borrowing date or date of conversion of Eurodollar Rate Loans to Base Rate Loans or of any conversion of Base Rate Loans to Eurodollar Rate Loans, and shall specify (i) the amount to be borrowed, (ii) the requested borrowing date, which shall be a Business Day, (iii) the Type of New Vehicle Swing Line Loan to be borrowed or to which existing New Vehicle Swing Line Loans are to be converted, and (iv) the applicable

Borrower. The New Vehicle Swing Line Lender will, not later than 6:00 p.m. on the borrowing date specified in such New Vehicle Swing Line Loan Notice, make the amount of its New Vehicle Swing Line Loan available directly to the manufacturer or distributor pursuant to a Payment Commitment or to the applicable Borrower at the New Vehicle Swing Line Lender’s office by crediting the account of such Borrower on the books of the New Vehicle Swing Line Lender in immediately available funds. If the Revolving Borrower fails to provide a timely New Vehicle Swing Line Loan Notice requesting a conversion of Eurodollar Rate Loans to Base Rate Loans, such Loans shall continue as Eurodollar Rate Loans. If the Revolving Borrower fails to specify a Type of New Vehicle Swing Line Loan in a New Vehicle Swing Line Loan Notice or if a Payment Commitment fails to specify a Type of New Vehicle Swing Line Loan, then the applicable New Vehicle Swing Line Loan shall be made as a Eurodollar Rate Loan.

(d) Authorization. Each Borrower authorizes the New Vehicle Swing Line Lender to enter into, modify or terminate Payment Commitments (in each case, in the New Vehicle Swing Line Lender’s discretion) and to advise each manufacturer or distributor that provides New Vehicles to such Borrower of any change or termination which may occur with respect to the New Vehicle Swing Line. The New Vehicle Swing Line Lender will promptly notify the Revolving Borrower of any such modification or termination.

(e) Refinancing of New Vehicle Swing Line Loans.

(i) The New Vehicle Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the New Vehicle Swing Line Lender to so request on its behalf), that each Lender make a Eurodollar Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of New Vehicle Swing Line Loans then outstanding (including, subject to Section 2.05(e)(ii), any Bilateral New Vehicle Swing Line Loans). Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Eurodollar Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The New Vehicle Swing Line Lender shall furnish the Revolving Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the New Vehicle Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice (which shall be at least one Business Day after any voluntary Committed Loan Notice issued by the New Vehicle Swing Line Lender), whereupon, subject to Section 2.05(e)(ii), each Lender that so makes funds available shall be deemed to have made a Eurodollar Rate Committed Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the New Vehicle Swing Line Lender.

(ii) If for any reason any New Vehicle Swing Line Loan (other than a Bilateral New Vehicle Swing Line Loan) cannot be refinanced by such a Committed Borrowing in accordance with Section 2.05(e)(i), the request for Eurodollar Rate Committed Loans submitted by the New Vehicle Swing Line Lender as set forth herein shall be deemed to be a request by the New Vehicle Swing Line Lender that each of the Lenders fund its risk participation in the relevant New Vehicle Swing Line Loan and each

Lender’s payment to the Administrative Agent for the account of the New Vehicle Swing Line Lender pursuant to Section 2.05(e)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the New Vehicle Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified in Section 2.05(e)(i), the New Vehicle Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the New Vehicle Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the New Vehicle Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the New Vehicle Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in New Vehicle Swing Line Loans pursuant to this Section 2.05(e) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the New Vehicle Swing Line Lender, any Borrower, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.05(e) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of each Borrower (jointly and severally) to repay New Vehicle Swing Line Loans, together with interest as provided herein.

(f) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a New Vehicle Swing Line Loan, if the New Vehicle Swing Line Lender receives any payment on account of such New Vehicle Swing Line Loan, the New Vehicle Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the New Vehicle Swing Line Lender.

(ii) If any payment received by the New Vehicle Swing Line Lender in respect of principal or interest on any New Vehicle Swing Line Loan (other than a Bilateral New Vehicle Swing Line Loan) is required to be returned by the New Vehicle Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the New Vehicle Swing Line Lender in its discretion), then (x) the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made, (y) each Lender shall pay to the New Vehicle Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Federal Funds Rate and (z) such Lender shall hold a participation in such reinstated obligation to the extent of such Lender’s payment. The Administrative Agent will make such demand upon the request of the New Vehicle Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(g) Interest for Account of New Vehicle Swing Line Lender. The New Vehicle Swing Line Lender shall be responsible for invoicing the Revolving Borrower (for itself and on behalf of the applicable Borrower) for interest on the New Vehicle Swing Line Loans. Upon receipt of any such invoice, the Revolving Borrower shall immediately provide copies of such invoice to each Borrower. Until each Lender funds its Eurodollar Rate Committed Loan or risk participation pursuant to this Section 2.05 to refinance such Lender’s Applicable Percentage of any New Vehicle Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the New Vehicle Swing Line Lender. Interest in respect of any Bilateral New Vehicle Swing Line Loan shall be solely for the account of the New Vehicle Swing Line Lender.

(h) Payments Directly to New Vehicle Swing Line Lender. Each Borrower shall make all payments of principal and interest in respect of the New Vehicle Swing Line Loans directly to the New Vehicle Swing Line Lender.

2.06 Prepayments.

(a) The Revolving Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. on the date of prepayment of such Committed Loans; and (ii) any prepayment of Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Revolving Borrower, the Revolving Borrower shall make such prepayment of principal and interest accrued thereon and the payment amount specified in such notice shall be due and payable on the date specified therein. Each such principal prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Revolving Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Revolving Borrower, the Revolving Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. If an Autoborrow Agreement is in effect, prepayments of Swing Line Loans advanced thereunder shall be made pursuant to the terms of such Autoborrow Agreement.

(c) The Revolving Borrower may, upon notice to the New Vehicle Swing Line Lender, at any time or from time to time, voluntarily prepay New Vehicle Swing Line Loans in whole or in part without premium or penalty; provided that such notice must be received by the

New Vehicle Swing Line Lender not later than 4:00 p.m. on the date of the prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Revolving Borrower, the Revolving Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the dated specified therein.

(d) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Revolving Borrower shall, upon demand by the Administrative Agent, immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount at least equal to such excess; provided, however, that, the Revolving Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(d) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

(e) If for any reason the aggregate Outstanding Amount of Swing Line Loans exceeds the Swing Line Sublimit, the Revolving Borrower shall, upon demand by the Administrative Agent, immediately prepay Swing Line Loans in an aggregate amount at least equal to such excess

(f) If for any reason the Outstanding Amount of any New Vehicle Swing Line Loans exceeds any applicable Within Line Limitation, the Borrowers (jointly and severally) shall, upon demand by the Administrative Agent, immediately prepay such New Vehicle Swing Line Loans in an aggregate amount at least equal to such excess.

(g) If for any reason the aggregate Outstanding Amount of New Vehicle Swing Line Loans exceeds the New Vehicle Swing Line Sublimit, the Borrowers (jointly and severally) shall, upon demand by the Administrative Agent, immediately prepay New Vehicle Swing Line Loans in an aggregate amount at least equal to such excess.

2.07 Termination or Reduction of Commitments. The Revolving Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. 30 days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Revolving Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit, the Swing Line Sublimit, the New Vehicle Swing Line Sublimit or any Within Line Limitation exceeds the amount of the Aggregate Commitments, such sublimit or Within Line Limitation shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.08 Repayment of Loans.

(a) The Revolving Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

(b) The Revolving Borrower shall repay each Swing Line Loan (i) at any time on demand by the Swing Line Lender and (ii) on the Maturity Date.

(c) The Borrowers (jointly and severally) shall repay each New Vehicle Swing Line Loan (i) at any time on demand by the New Vehicle Swing Line Lender and (ii) on the Maturity Date.

2.09 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Eurodollar Rate plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate. For purposes of clarification, the Eurodollar Rate in effect for each month during which a Eurodollar Rate Loan is outstanding is the Eurodollar Rate determined to be effective as of the first Business Day of such month and is reset on the first Business Day of each month thereafter.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears (i) on each Interest Payment Date applicable thereto and (ii) at such other times as may be specified herein; provided, however, that, in the case of clause (i) above, if the Administrative Agent fails to provide the Revolving Borrower with statement of interest with respect to such Loan on or prior to such Interest Payment Date, interest on such Loan shall be due and payable upon the Revolving Borrower’s receipt of such statement. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Commitment Fee. The Borrowers (jointly and severally) shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Such fees shall be fully earned when due and payable and shall not be refundable for any reason whatsoever.

(b) Other Fees.

(i) The Company shall pay to the Arrangers and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in the applicable Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Company and the Revolving Borrower, as applicable, shall pay to the Lenders such other fees, if any, with respect to the Loan Documents, the Loans or the Commitments, as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11 Computation of Interest and Fees.

All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative

Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to any of its Notes and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit, Swing Line Loans and New Vehicle Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.13 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by any Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to 12:00 noon on the date of any Committed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date and at the time required in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Revolving Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Revolving Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Revolving Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Revolving Borrower, the interest rate applicable to Eurodollar Rate Loans; provided, however, that the Administrative Agent shall demand such payment from the Revolving Borrower only if such Lender has failed to make such payment forthwith on demand or if the Administrative Agent is prohibited by Law or otherwise from making such demand on such Lender. If the Revolving Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Revolving Borrower the amount of such interest paid by the Revolving Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Revolving Borrower shall be without prejudice to any claim the Revolving Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Revolving Borrower (on its own behalf or on behalf of another Borrower) prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit, Swing Line Loans and New Vehicle Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations, Swing Line Loans or New Vehicle Swing Line Loans held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations, Swing Line Loans and New Vehicle Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.17, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations, Swing Line Loans or New Vehicle Swing Line Loans to any assignee or participant, other than an assignment to the Revolving Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply)

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.15 Designated Borrowers.

(a) Effective as of the date hereof, each Subsidiary that has executed this Agreement shall be a “Designated Borrower” hereunder and may receive New Vehicle Swing Line Loans for its account on the terms and conditions set forth in this Agreement.

(b) If any Subsidiary (other than an Excluded Special Purpose Finance Subsidiary) engages in the sale or leasing of new motor vehicles, the Company shall designate such Subsidiary as a Designated Borrower in the applicable Joinder Agreement, as a Designated Borrower to receive New Vehicle Swing Line Loans hereunder, and shall deliver to the Administrative Agent pursuant to Section 6.12, a Joinder Agreement executed by such Subsidiary; provided that a Designated Borrower shall not be required to execute a Joinder Agreement if such Designated Borrower has executed and delivered this Agreement on the Closing Date. The parties hereto acknowledge and agree that prior to any such Subsidiary becoming entitled to utilize the credit facilities provided for in Section 2.05, the Administrative Agent and the Lenders shall have received the documents required by Section 6.12 and any documents requested pursuant to Section 10.18. If the Administrative Agent agrees that such Subsidiary shall be entitled to receive New Vehicle Swing Line Loans hereunder, then promptly following receipt of all such documents required by Section 6.12, the Administrative Agent shall send a notice in substantially the form of Exhibit J (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which such Subsidiary shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive New Vehicle Swing Line Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no New Vehicle Swing Line Loan Notice (nor any Borrowing request by any vehicle manufacturer or distributor) may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.

(c) Notwithstanding any other provision of this Agreement, each Borrower shall be jointly and severally liable as a primary obligor, and not merely as surety, for any and all Obligations now or hereafter owed to the Administrative Agent, the L/C Issuer and the Lenders, whether voluntary or involuntary and however arising, whether direct or acquired by any Lender by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined (such Obligations, the “Borrowers’ Liabilities”).

(d) Each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (i) any lack of legality, validity or enforceability of this Agreement, of any of the Notes, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Obligations or any guaranty of any of the Borrowers’ Liabilities (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”); (ii) any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided; (iii) any acceleration of the maturity of any of the Borrowers’ Liabilities or of any other obligations or liabilities of any Person under any of the Related Agreements; (iv) any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Borrowers’ Liabilities, or for any other obligations or liabilities of any Person under any of the Related Agreements; (v) any dissolution of any Borrower, any Loan Party or any other party to a Related Agreement, or the combination or consolidation of any Borrower, any Loan Party or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of any Borrower, any Loan Party or any other party to a Related Agreement; (vi) any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, this Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part; (vii) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Borrowers’ Liabilities; (viii) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in this Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Borrowers’ Liabilities, or any of the obligations or liabilities of any party to any other Related Agreement; and (ix) any other circumstance whatsoever (with or without notice to or knowledge of such Borrower) which may or might in any manner or to any extent vary the risks of such Borrower, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to any Borrower or any other Loan Party or to any collateral in respect of the Borrowers’ Liabilities. It is the express purpose and intent of the parties hereto that the joint and several liability of each Borrower for the Borrowers’ Liabilities shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided. Notwithstanding the foregoing, the liability of each Borrower with respect to its Borrowers’ Liabilities shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

(e) Each Subsidiary that is or becomes a “Designated Borrower” pursuant to this Section 2.15 hereby irrevocably appoints the Revolving Borrower as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any New Vehicle Swing Line Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by any Borrower acting singly, shall be valid and effective if given or taken only by the Revolving Borrower, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Revolving Borrower in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(f) Notwithstanding anything to the contrary contained in this Agreement, a Subsidiary that is not organized under the laws of the United States, any State thereof or the District of Columbia may not become a Designated Borrower unless approved by each Lender. If the Required Lenders have approved such designation, any Non-Consenting Lender may be replaced in accordance with Section 10.13.

2.16 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default and there has been no prior reduction of the Aggregate Commitments, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may, from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $300,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) no such increase shall result in any increase in the Letter of Credit Sublimit, Swing Line Sublimit or the New Vehicle Swing Line Sublimit. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. No Lender shall be obligated to increase its Commitment upon the Company’s request pursuant to this Section 2.16.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To the extent (i) one or more Lenders have declined to increase their respective

Commitments or have agreed to increase their respective Commitments by an amount less than their respective Applicable Percentages of a requested increase and (ii) one or more Lenders have agreed to increase their respective Commitments by an amount greater than their respective Applicable Percentages of such requested increase, the Company shall, in its sole discretion, allocate the Commitments that would otherwise have been allocated to the Lenders described in clause (i) above to one or more of the Lenders described in clause (ii) above. To the extent the Lenders have not agreed to increase their respective Commitments in an amount sufficient to provide the full amount of a requested increase, subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Lenders in order to provide, together with the existing Lenders increasing their Commitments, the aggregate requested additional Commitments. In order to become a Lender, each such additional Eligible Assignee shall execute and deliver to the Administrative Agent a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Company and the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties of the Company and the Borrowers contained in Article V and the representations and warranties of each Loan Party contained in each other Loan Document are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. On each Increase Effective Date, (i) each relevant Lender that is increasing its Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other relevant Lenders, as being required in order to cause, after giving effect to such increase and the application of such amounts to make payments to such other relevant Lenders, the outstanding Committed Loans (and risk participations in outstanding Swing Line Loans, New Vehicle Swing Line Loans and L/C Obligations) to be held ratably by all Lenders in accordance with their respective revised Applicable Percentages, and (ii) the Revolving Borrower shall be deemed to have prepaid and reborrowed the outstanding Committed Loans as of such Increase Effective Date to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.14 or 10.01 to the contrary.

2.17 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Revolving Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, within three Business Days’ following the written request of the Administrative Agent, the L/C Issuer, the Swing Line Lender or the New Vehicle Swing Line Lender, the Revolving Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure with respect to such Defaulting Lender (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by such Defaulting Lender (it being understood that the Administrative Agent shall first request that such Defaulting Lender deliver Cash Collateral in an amount sufficient to cover such Fronting Exposure)).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, deposit accounts at Bank of America. The Revolving Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender and the New Vehicle Swing Line Lender), and agrees to maintain, a first priority security interest in all Cash Collateral provided as collateral pursuant hereto, and in all proceeds of thereof, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Revolving Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (it being understood that the Administrative Agent shall first request that such Defaulting Lender deliver such additional Cash Collateral).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.04, 2.05, 2.06, 2.18 or 8.02 in respect of Letters of Credit, Swing Line Loans or New Vehicle Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, New Vehicle Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including through the assignment of the rights and obligations of a Defaulting Lender or by the termination of the Defaulting Lender status of a Defaulting Lender) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any outstanding Letter of Credit, Swing Line Loan or New Vehicle Swing Line Loan; fourth, as the Revolving Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Revolving Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 or 4.03, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. Subject to the conditions and limitations set forth in clauses (i) and (ii) at the end of this Section 2.18(a)(iv), each non-Defaulting Lender shall be obligated to acquire its Applicable Percentage of that Defaulting Lender’s participations in Letters of Credit, Swing Line Loans and New Vehicle Swing Line Loans. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Swing Line Loans or New Vehicle Swing Line Loans pursuant to this clause (iv) or pursuant to Sections 2.03, 2.04 and 2.05, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Swing Line Loans and New Vehicle Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that non-Defaulting Lender.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent, the Swing Line Lender, the New Vehicle Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit, Swing Line Loans and New Vehicle Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided, however, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company or any Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Company or any Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company or such Borrower, as applicable, shall make such deductions and (iii) the Company or such Borrower, as applicable, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Company and the Borrowers. Without limiting the provisions of subsection (a) above, the Company and each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Company and the Borrowers. The Company and each Borrower (jointly and severally) shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, setting forth in reasonable detail the calculation of such amount, delivered to the Company or any Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company or any Borrower to a Governmental Authority, the Company or such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company or any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Company or any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company or the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or any Borrower or with respect to which the Company or any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company or such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company and each Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Company or such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative

Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on such Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Company and the Borrowers (jointly and severally) shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), immediately and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Company and the Borrowers (jointly and severally) shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion thereto that adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of or conversion to Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into (x) in the case of a Committed Loan, a request for a Committed Borrowing of Base Rate Loans (y) in the case of a Swing Line Loan, a request for a Swing Line Borrowing of Base Rate Loans and (z) in the case of a New Vehicle Swing Line Loan, a request for a New Vehicle Swing Line Borrowing of Base Rate Loans, in each case, in the amount specified therein.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made or participated in by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except, in each case, for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made or participated in by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make or participate in any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company and the Borrowers (jointly and severally) will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Loans or Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company and the Borrowers (jointly and severally) will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company and the Borrowers (jointly and severally) shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that neither the Company nor any Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Company and each Borrower, jointly and severally, shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers (jointly and severally) hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Company or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may, at its expense, replace such Lender in accordance with Section 10.13.

3.06 Survival. All of the Company’s and the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a date acceptable to the Administrative Agent) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of (A) this Agreement and (B) the Guaranties;

(ii) a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in the jurisdiction of its incorporation or organization;

(v) a favorable opinion of McGuireWoods LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit K and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has not occurred a (x) Material Adverse Effect since February 28, 2011, or (y) material adverse change in the facts and information regarding the Company and its Subsidiaries as represented to date and (C) as to the absence of any action, suit, investigation or proceeding pending, or to the knowledge of the Company, threatened in any court or before any arbitrator or governmental authority that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(viii) a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Company ended on May 31, 2011, signed by a Responsible Officer of the Company;

(ix) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;

(x) an executed Request for Credit Extension;

(xi) the Audited Financial Statements, audited and accompanied by a report and opinion of the Public Accountant as to whether such financial statements are free of material misstatement, which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of material misstatement;

(xii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at May 31, 2011, and the related consolidated statements of earnings and cash flows for the fiscal quarter then ended; and

(xiii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender, the New Vehicle Swing Line Lender or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Company shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions (other than pursuant to a Payment Commitment). The obligation of each Lender to honor any Request for Credit Extension (other than pursuant to a Payment Commitment or a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type) is subject to the following conditions precedent:

(a) The representations and warranties of (i) the Company and the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer, the Swing Line Lender or the New Vehicle Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.15 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

4.03 Conditions to all New Vehicle Swing Line Borrowings pursuant to a Payment Commitment. The obligation of the New Vehicle Swing Line Lender to honor any request for a New Vehicle Swing Line Borrowing pursuant to a Payment Commitment is subject to the following conditions precedent:

(a) To the extent required pursuant to the terms of such Payment Commitment, the Administrative Agent shall have received a manufacturer/distributor invoice, cash draft, electronic record, depository transfer check, sight draft, or such other documentation as may be specified in such Payment Commitment, identifying the vehicles delivered or to be delivered to the applicable Borrower; and

(b) any other conditions precedent set forth in such Payment Commitment.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of the Company, the Revolving Borrower and each other Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all franchises and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or by which such Person is bound or by which the property of such Person or any of its Subsidiaries is bound, except to the extent such conflict or breach, or the creation of such Lien, or such required payment, as the case may be, could not reasonably be expected to have a Material Adverse Effect, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document (other than any such approval, consent, exemption, authorization, other action, notice or filing that has been obtained, taken, given or made and is in full force and effect).

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws or by general principles of equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show, in each case to the extent required by GAAP, all material indebtedness and other material liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of the Company and its Subsidiaries as at May 31, 2011, and the related consolidated statements of earnings and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show, in each case to the extent required by GAAP, all material indebtedness and other material liabilities, direct or contingent, of the Company and its Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c) Since the later of (i) the date of the Audited Financial Statements and (ii) the date of the most recent financial statements delivered pursuant to in Section 6.01(a), there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect (in each case (except as described in the proviso to this sentence) other than such actions, suits, proceedings, claims or disputes (i) set forth on Schedule 5.06 or (ii) that have been disclosed in writing to the Administrative Agent and the Lenders pursuant to Section 6.03(b)); provided that each of the Company, the Revolving Borrower and each other Borrower further represents and warrants that there are no such actions, suits, proceedings, claims or disputes described in clause (a) that are brought, made, threatened, or contemplated by the Company or any Subsidiary.

5.07 No Default. Neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies (including self-insurance) against such casualties and contingencies as are customarily insured against by businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

5.10 Environmental Compliance. The Company has reasonably concluded that existing Environmental Laws and any claims alleging potential liability or responsibility for violation of such Environmental Laws could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.11 Taxes. The Company and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Company nor any Subsidiary is party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has had or could reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; and (ii) as of the most recent valuation date for any Pension Plan, the adjusted funding target attainment percentage (as defined in Section 436(j)(2) of the Code) for such Pension Plan is 60% or higher and neither the Company nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the adjusted funding target attainment percentage for any Pension Plan to drop below 60% as of the most recent valuation date for such Pension Plan; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. As of the Closing Date, the Company has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Company have been validly issued and are fully paid and nonassessable.

5.14 Margin Regulations; Investment Company Act.

(a) Neither the Company nor any Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Company has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each of the Company and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. The Company and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person (other than any such conflict that could not reasonably be expected to have a Material Adverse Effect). To the knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed by the Company or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Books and Records. Each of the Company and each Subsidiary maintains proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied have been made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.12) cause the Revolving Borrower and each other Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent (for further distribution to each Lender):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company (or if earlier, 15 days after the date required to be filed with the SEC) (commencing with the fiscal year ended February 28, 2012), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of the Public Accountant as to whether such financial statements are free of material misstatement, which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of material misstatement; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or if earlier, five days after the date required to be filed with the SEC) (commencing with the fiscal quarter ended August 31, 2011), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of earnings and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(f), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender (or, if requested by the Company in a notice to the Administrative Agent with respect to any specific item, deliver such item to the Administrative Agent (for distribution to each Lender)), in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company which shall also contain a calculation of the Consolidated Leverage Ratio as of the last day of the applicable period (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) [reserved];

(c) [reserved];

(d) [reserved];

(e) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports or recommendations submitted in writing to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;

(f) promptly after the same are sent or filed, as applicable, copies of each annual report, proxy or financial statement or other report or communication sent by or on behalf of the Company to the stockholders of the Company, and notification (by telecopier or electronic mail) of the filing of each annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K, or registration statement by the Company with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, in each case to the extent not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(g) promptly, and in any event within five Business Days, after receipt thereof by the Company or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of the Company or any Subsidiary thereof; and

(h) within a reasonable period of time after any request by the Administrative Agent, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Required Lenders may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (or if requested by the Company in writing to the Administrative Agent with respect to any specific items, the Company shall notify the Administrative Agent of such posting and the Administrative Agent shall thereafter notify the Lenders of such posting) (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company and each Borrower hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Company and the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company and the Borrowers or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company and each Borrower hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Company and each Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or such Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

6.03 Notices. Promptly after obtaining knowledge thereof, notify the Administrative Agent and each Lender (or, if requested by the Company in writing to the Administrative Agent with respect to any specific item, the Company shall promptly notify the Administrative Agent and the Administrative Agent shall thereafter notify the Lenders of such notice):

(a) of the occurrence of any Default;

(b) of (i) any breach or non performance of, or any default under, any Contractual Obligation of the Company or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, (ii) any action, suit, proceeding, claim or dispute pending or, to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that could reasonably be expected to have a Material Adverse Effect; (iii) any material development in any such action, suit, proceeding, claim or dispute; and (iv) any other matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, including vehicles, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness permitted hereunder, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case referred to in clause (b) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03 or 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises, necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect; and (d) if applicable, preserve and maintain, in accordance with its standard policies and procedures, all manufacturer statements of origin, certificates of origin, certificates of title or ownership and other customary vehicle title documentation necessary or desirable in the normal conduct of its business.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies (including self-insurance) insurance with respect to its properties and business against such casualties and contingencies as are customarily insured against by businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

6.08 Compliance with Laws and Contractual Obligations. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees and all Contractual Obligations applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree or Contractual Obligation (other than the Loan Documents) is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be, including, if applicable and in accordance with the standard policies and procedures of the Company or such Subsidiary, as the case may be, books and records specifying the year, make, model, cost, price, location and vehicle identification number of each vehicle owned by the Company or such Subsidiary.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender, in each case at the expense of the Administrative Agent or such Lender, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours as may be requested upon reasonable advance notice to the Company and (unless an Event of Default exists) no more than twice during any period of 12 consecutive months; provided, however, that (i) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice and (ii) this Section 6.10 shall not apply to any Excluded Special Purpose Finance Subsidiary.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions to refinance the Existing Credit Agreement, to fund the Borrowers’ acquisition of vehicles, to provide for working capital, to finance capital expenditures and for other general corporate purposes, in each case not in contravention of any Law or of any Loan Document.

6.12 New Subsidiaries. As soon as practicable but in any event within 30 days following the acquisition or creation of any Subsidiary (other than an Excluded Subsidiary) cause to be delivered to the Administrative Agent each of the following:

(i) a Joinder Agreement duly executed by such Subsidiary (with all schedules thereto appropriately completed), which Joinder Agreement will, if such Subsidiary will engage in the business of selling or leasing new motor vehicles, designate such Subsidiary as a Designated Borrower (provided that a Subsidiary that is not organized under the laws of the United States, any State thereof or the District of Columbia may not become a Designated Borrower unless approved by each Lender in accordance with Section 2.15);

(ii) unless the Required Lenders expressly waive such requirement in accordance with Section 10.01, an opinion or opinions of counsel to such Subsidiary dated as of the date of delivery of such Joinder Agreements (and other Loan Documents) provided for in this Section 6.12 and addressed to the Administrative Agent, in form and substance reasonably acceptable to the Administrative Agent; and

(iii) current copies of the Organization Documents of such Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees (and, if required by such Organization Documents or applicable law, of the shareholders, members or partners) of such Subsidiary authorizing the actions and the execution and delivery of documents described in this Section 6.12, all certified by the applicable Governmental Authority or appropriate officer as the Administrative Agent may elect.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall not, nor shall it permit the Revolving Borrower or any other Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its current assets, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals, extensions or replacements thereof, provided that (i) the property covered thereby is not changed,

(ii) the amount secured or benefited thereby is not increased, and (iii) the direct or any contingent obligor with respect thereto is not changed;

(c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and deposits in the ordinary course of business securing liability insurance carriers under insurance or self-insurance arrangements;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) other Liens on real property securing Indebtedness; provided that in each case (i) the principal amount of the Indebtedness does not exceed 95% of the appraised fair market value of the real property securing such Indebtedness as of the date such Liens are granted on such real property and (ii) such real property is used for purposes that would not be prohibited by Section 7.05;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(j) Liens securing Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets or for vehicles acquired at auction; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(k) Liens on Permitted Retail Installment Contracts, the Related Property and assets of Excluded Special Purpose Finance Subsidiaries arising in connection with Permitted Sale Facilities;

(l) Liens arising in connection with operating leases entered into in the ordinary course of business;

(m) Liens arising solely as a result of statutory or common law rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions;

(n) Liens on vehicles purchased in the ordinary course of business, provided that such Liens were in existence at the time of such purchase;

(o) Liens on specific property acquired pursuant to an Acquisition permitted by Section 7.10, provided that (i) such Liens were in existence at the time of such Acquisition, and (ii) no such Lien extends to any property other than the property acquired, and provided further that the aggregate fair market value of all properties acquired pursuant to permitted Acquisitions and subject to Liens permitted by this clause (o) does not exceed $25,000,000 at any time; and

(p) Liens not otherwise permitted under this Section 7.01; provided that (i) at the time of the creation or incurrence of such Lien, no Default shall exist or would result from such Lien, and (ii) the aggregate principal amount of Indebtedness secured by all Liens created or incurred in reliance on this clause (p) shall not exceed 15% of Consolidated Unencumbered Current Assets (calculated using Consolidated Unencumbered Current Assets as of the most recently ended fiscal quarter for which financial statements have been furnished).

7.02 Investments. Make any Investments, except:

(a) Investments existing on the date hereof and listed on Schedule 7.02;

(b) Investments held by the Company or such Subsidiary in the form of cash equivalents or short-term marketable securities;

(c) advances to officers, directors and employees of the Company and Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d) Investments of any Loan Party in another Loan Party;

(e) Investments of any Loan Party in any Excluded Subsidiary (other than any Excluded Special Purpose Finance Subsidiary), provided that the aggregate outstanding amount of such Investments does not exceed $50,000,000 at any time;

(f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g) Investments consisting of extensions of credit in the nature of retail installment sale contracts arising from the sale of vehicles and related goods and services in the ordinary course of business, provided that the aggregate outstanding principal amount of such Investments does not exceed $600,000,000 (without giving effect to any reserves) at any time (it being understood that any such retail installment contracts transferred pursuant to a Permitted Sale Facility and not repurchased or otherwise reacquired by the Company or any other Loan Party shall be excluded in calculating such amount);

(h) Guarantees to the extent incurred in the ordinary course of business and not otherwise prohibited hereunder, provided that the aggregate amount of such Guarantees (other than Guarantees of Indebtedness or other obligations of any other Loan Party) does not exceed $50,000,000 at any time;

(i) Investments in Excluded Special Purpose Finance Subsidiaries pursuant to Permitted Sale Facilities or in connection with the matters referenced in the Company’s Form 8-K filed with the SEC on June 17, 2011;

(j) Investments by Excluded Special Purpose Finance Subsidiaries in Other Special Purpose Finance Entities pursuant to Permitted Sale Facilities or in connection with the matters referenced in the Company’s Form 8-K filed with the SEC on June 17, 2011;

(k) Investments consisting of securities (whether certificated or uncertificated) received by the Company or any Subsidiary, or other rights of the Company or any Subsidiary to receive money, in each case issued by Other Special Purpose Finance Entities pursuant to Permitted Sale Facilities;

(l) Swap Contracts entered into for bona fide hedging purposes and not for speculation;

(m) promissory notes and other non-cash Investments received in connection with Dispositions permitted under Section 7.04, provided that the aggregate outstanding principal amount of such notes and other Investments shall not exceed $50,000,000 at any time;

(n) Investments permitted under Section 7.10;

(o) direct obligations of, and obligations guaranteed by the United States (or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States);

(p) taxable or tax-exempt securities which at the time of purchase have been rated and the ratings for which are not less than Baa3 if rated by Moody’s, and not less than BBB- if rated by S&P;

(q) Investments related to the Company’s qualified and non-qualified employee benefit plans, including but not limited to its Pension Plan, Benefit Restoration Plan, Retirement Restoration Plan, Executive Deferred Compensation Plan and any successor plans; and

(r) other Investments not exceeding $50,000,000 in the aggregate in any fiscal year of the Company.

7.03 Fundamental Changes. Dissolve, liquidate, merge or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) the Company or any Subsidiary may merge or consolidate with or into any Person not an Affiliate of the Company as part of an Acquisition permitted under Section 7.10, provided that the Company or such Subsidiary, as applicable, shall be the continuing or surviving Person;

(b) (i) any Subsidiary may merge or consolidate with or into (x) the Company, provided that the Company shall be the continuing or surviving Person, (y) the Revolving Borrower, provided that the Revolving Borrower shall be the continuing or surviving Person, or (z) any one or more other Subsidiaries, provided that when any Subsidiary Guarantor is merging or consolidating with another Subsidiary, such Subsidiary Guarantor shall be the continuing or surviving Person and (ii) the Company may merge or consolidate with or into the Revolving Borrower; provided that the Revolving Borrower is the surviving Person;

(c) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary; provided that if the transferor in such a transaction is the Revolving Borrower or a Subsidiary Guarantor, then the transferee must either be the Company, the Revolving Borrower or a Subsidiary Guarantor; and

(d) any Subsidiary may sell all or substantially all of its Permitted Retail Installment Contracts and Related Property pursuant to Permitted Sale Facilities;

provided, however, that (i) any Excluded Subsidiary may dissolve, liquidate, or merge or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person and (ii) any Specified Subsidiary may dissolve or liquidate if, in connection with such dissolution or liquidation, all assets of such Specified Subsidiary are distributed to a Loan Party.

7.04 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business (including sales of inventory to a manufacturer or distributor in connection with the expiration or termination of the related Franchise Agreement, provided that nothing contained in this Section 7.04(b) shall be deemed to be a waiver of any Default or Event of Default otherwise resulting from such expiration or termination);

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Company or to a Subsidiary wholly-owned by the transferor of such property; provided that if the transferor of such property is the Company or a Subsidiary Guarantor, the transferee thereof must either be the Company or a Subsidiary Guarantor;

(e) Dispositions permitted by Section 7.03;

(f) Dispositions of property pursuant to sale-leaseback transactions;

(g) Dispositions or terminations of new car dealerships (including any inventory and other property owned by such dealership);

(h) Dispositions of store locations in the ordinary course of business;

(i) Dispositions in the ordinary course of business of improved or unimproved real estate not necessary to any material line of business conducted by the Company and its Subsidiaries;

(j) Dispositions of Permitted Retail Installment Contracts and Related Property pursuant to Permitted Sale Facilities;

(k) non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice for terms not exceeding five years; and

(l) Dispositions not otherwise permitted under this Section 7.04; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (l) in any fiscal year shall not exceed $50,000,000 and (iii) prior to any such Disposition where the aggregate book value of all property Disposed pursuant thereto exceeds $30,000,000, the Company shall have delivered to the Administrative Agent a Compliance Certificate prepared on a historical pro forma basis as of the most recent date for which financial statements have been furnished pursuant to Section 6.01(a) or (b) giving effect to such Disposition, which certificate shall demonstrate that no Default would exist immediately after giving effect to such Disposition;

provided, however, that any Disposition pursuant to clauses (a) through (l) shall be for not less than fair market value.

7.05 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially related or incidental thereto if, after giving effect thereto, the business conducted by the Company and its Subsidiaries, taken as a whole, would be substantially different from the business conducted by the Company and its Subsidiaries on the date hereof.

7.06 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person not an Affiliate of the Company, provided that the foregoing restriction shall not apply to transactions between or among Loan Parties.

7.07 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of any Subsidiary to (a) make Restricted Payments to the Company or any Subsidiary Guarantor or to otherwise transfer property to the Company or any Subsidiary Guarantor or (b) Guarantee the Indebtedness of the Company; provided, however, that this section shall not prohibit any limitation (i) imposed on an Excluded Subsidiary or, (ii) imposed in connection with a Disposition of property or assets permitted under Section 7.04 pending the consummation of such Disposition; or (iii) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license or the assignment, transfer or encumbrance of a lease or license or other Contractual Obligations.

7.08 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.09 Financial Covenants.

(a) Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter of the Company to be greater than 3.00 to 1.00.

(b) Consolidated Interest and Rent Coverage Ratio. Permit the Consolidated Interest and Rent Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 2.00 to 1.00.

7.10 Acquisitions. Enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, unless (i) the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the material line or lines of business of the Person to be acquired are reasonably related to one or more line or lines of business conducted by the Company and its Subsidiaries, or substantially related or incidental thereto, (ii) no Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition and, (iii) if the Cost of Acquisition, together with the Cost of Acquisition for all other Acquisitions consummated during the same fiscal year, is in excess of $50,000,000, the Company shall have furnished to the Administrative Agent a Compliance Certificate prepared on a historical pro forma basis as of the most recent date for which financial statements have been furnished pursuant to Section 4.01(a) or Section 6.01(a) or (b) giving effect to such Acquisitions, which certificate shall demonstrate that no Default would exist immediately after giving effect to such Acquisitions, (iv) the Person acquired shall be a wholly-owned Subsidiary, or be merged into the Company or a wholly-owned Subsidiary, immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be the Company or a wholly-owned Subsidiary), and (v) after the consummation of the Acquisition the Company or any applicable Subsidiary shall have complied with the provisions of Section 6.12.

7.11 Indebtedness. Incur any Indebtedness after the Closing Date having a principal amount in excess of $100,000,000, unless prior to the incurrence thereof, the Company shall have delivered to the Administrative Agent a Compliance Certificate prepared on a historical pro forma basis as of the most recent date for which financial statements have been furnished pursuant to Section 6.01(a) or (b) giving effect to such incurrence, which certificate shall demonstrate that no Default would exist immediately after giving effect to such incurrence.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Company or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within seven Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Company or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05, 6.10, 6.11 or 6.12 or Article VII; or

(c) Other Defaults. The Company, the Revolving Borrower, any other Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after a Responsible Officer of the Company, the Revolving Borrower, any other Borrower or any other Loan Party receives notice or otherwise acquires knowledge of such failure; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (collectively referred to herein as “Acceleration Events”) unless, in the case of clause (B) above, (1) such default or event is capable of being cured, (2) the Company or such Subsidiary, as applicable, is diligently pursuing such cure and (3) the holder or holders, beneficiary or beneficiaries (or trustee or agent of such holder or holders or beneficiary or beneficiaries), as applicable, have not instituted any Acceleration Event; or (ii) there occurs under any one or more Swap Contracts to which the Company or any Subsidiary is a party an Early Termination Date (as defined in such Swap Contracts) resulting from (A) any event of default under such Swap Contracts as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contracts) or (B) any Termination Event (as so defined) under such Swap Contracts as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; (iii) there occurs any event the effect of which is to cause the early termination, acceleration or early amortization of any ABCP Facility, provided, however, that this clause (iii) shall not apply if each of the following conditions is satisfied: (X) such event does not involve a breach by the Company or any of its Subsidiaries of any representation, warranty, covenant or other agreement, (Y) such early termination, acceleration or early amortization of such ABCP Facility could not reasonably be expected to have a Material Adverse Effect, and (Z) such event could not reasonably be expected to result in any recourse against the Company or any Subsidiary (other than an Excluded Special Purpose Finance Subsidiary) in an aggregate amount of more than the Threshold Amount, it being understood that (for the purposes of clause (X) above) a breach of any covenant relating to, or any early termination, acceleration or early amortization caused by, the performance of the related Permitted Retail Installment Contracts shall not constitute a breach by the Company or any of its Subsidiaries of any covenant or other agreement; or (iv) there occurs any event the effect of which is to cause the early termination, acceleration or early amortization of any Term Securitization Program, provided, however, that this clause (iv) shall not apply if (Y) such early termination, acceleration or early amortization of such Term Securitization Program could not reasonably be expected to have a Material Adverse Effect, and (Z) such event could not reasonably be expected to result in any recourse against the Company or any Subsidiary (other than an Excluded Special Purpose Finance Subsidiary) in an aggregate amount of more than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. The Company or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Company or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Company or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which such judgment is not vacated or a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Company or any Subsidiary contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Franchise Agreements. (i) Any Franchise Agreement is terminated or suspended or expires and a replacement for such Franchise Agreement is not entered into within 30 days of such termination, suspension or expiration; or (ii) there occurs a default by any Person in the performance or observance of any term of any Franchise Agreement which is not cured within any applicable cure period therein, except in each case referred to in clauses (i) and (ii) to the extent such termination, suspension, expiration, or default could not reasonably be expected to have a Material Adverse Effect.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated; provided that, to the extent permitted by applicable law, the Administrative Agent shall use good faith efforts to provide notice to the Revolving Borrower of such declaration, provided further, however, that the failure to provide such notice will not impair the effectiveness of such declaration or give rise to any liability of the Administrative Agent, any Lender or the L/C Issuer with respect thereto;

(b) upon notice to the Revolving Borrower, declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company and the Borrowers;

(c) require that any Borrower or Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof);

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or Law or equity; and

(e) to the extent permitted pursuant to such Payment Commitment, revise, terminate or suspend Payment Commitments with any manufacturer or distributor;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company or any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers (jointly or severally) to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Company nor any Borrower shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company unless an Event of Default has occurred and is continuing (such consent not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The foregoing notwithstanding, upon the discharge of the retiring Administrative Agent’s duties hereunder, neither the retiring Administrative Agent nor the successor Administrative Agent or any New Vehicle Swing Line Lender shall be required to honor any request by a vehicle manufacturer or distributor for advance of a New Vehicle Swing Line Loan, unless and until (A) such successor

Administrative Agent and such manufacturer or distributor (and if required pursuant to the terms of such Payment Commitment, the applicable Borrower) have entered into a new Payment Commitment, and (B) any existing Payment Commitment between such manufacturer or distributor and the retiring Administrative Agent has been terminated. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer, Swing Line Lender and New Vehicle Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, Swing Line Lender and New Vehicle Swing Line Lender, (b) the retiring L/C Issuer, Swing Line Lender and New Vehicle Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Book Managers, Co-Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company or any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.10 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 9.10.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing and signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and the Administrative Agent’s receipt of such writing is acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the proviso following paragraph (h) of this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

(g) release the Company from the Company Guaranty Agreement or release all or substantially all of the value of the Subsidiary Guaranty Agreement without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the New Vehicle Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the New Vehicle Swing Line Lender under this Agreement; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (vi) any Autoborrow Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (iii) any amendment to this sentence shall require the consent of all Lenders, including any Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows, provided, that any notice under Section 2.06(c) shall be accomplished through automatic electronic payment procedures established from time to time between the Revolving Borrower and the New Vehicle Swing Line Lender:

(i) if to the Company, a Borrower, the Administrative Agent, the L/C Issuer, the Swing Line Lender or the New Vehicle Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company or the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II, Section 6.03 or Section 10.14(d) if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH

THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Company, any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Company (for itself and on behalf of the other Borrowers), the Administrative Agent, the L/C Issuer, the Swing Line Lender and the New Vehicle Swing Line Lender may change its address, telecopier or telephone number and electronic mail addresses for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number and electronic mail addresses for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer, the Swing Line Lender and the New Vehicle Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities Laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices, Swing Line Loan Notices and New Vehicle Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company and each Borrower (jointly and severally) shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company or any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder (including the imposition of the Default Rate) shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer, the Swing Line Lender or the New Vehicle Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer, Swing Line Lender or New Vehicle Swing Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Company and each Borrower (jointly and severally) shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights, including any audit fees incurred when conducting any audit of any Loan Party during the continuance of an Event of Default (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Company and the Borrowers. The Company and each Borrower (jointly and severally) shall indemnify the Administrative Agent (and any sub agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any third party, the Company, any

Borrower or any other Loan Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company, any Borrower or any of its Subsidiaries, or any Environmental Liability, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that losses, claims, damages, liabilities or related expenses result from such Indemnitee’s gross negligence or willful misconduct or result from a material breach by such Indemnitee of its obligations hereunder or under any other Loan Document, in each case, as determined by a court of competent jurisdiction by final order.

(c) Reimbursement by Lenders. To the extent that the Company or any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, neither the Company nor any Borrower shall assert, and each of the Company and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Company or any Borrower is made to the Administrative Agent, the L/C Issuer, the Swing Line Lender, the New Vehicle Swing Line Lender or any other Lender, or the Administrative Agent, the L/C Issuer, the Swing Line Lender, the New Vehicle Swing Line Lender or any other Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent (other than (1) any amount consisting of the Administrative Agent’s fees under Section 2.10(b)(i) or (2) principal or interest on any Bilateral Swing Line Loan or Bilateral New Vehicle Swing Line Loan), plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations, in Swing Line Loans and in New Vehicle Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans and New Vehicle Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender and the New Vehicle Swing Line Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment to a Person that is not a Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit, Swing Line Loans and New Vehicle Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company, any Borrower, the Swing Line Lender, the New Vehicle Swing Line Lender, the L/C Issuer or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations, Swing Line Loans and/or New Vehicle Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each of the Company and each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section, provided that such Participant agrees to be subject to the provisions of Section 3.05 and Section 10.13 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under any of its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as Swing Line Lender and/or (iii) upon 30 days’ notice to the Company, resign as New Vehicle Swing Line Lender. In the event of any such resignation as L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Eurodollar Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). If Bank of America resigns as New Vehicle Swing Line Lender, it shall retain all the rights of the New Vehicle Swing Line Lender provided for hereunder with respect to New Vehicle Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Eurodollar Rate Committed Loans or fund risk participations in outstanding New Vehicle Swing Line Loans pursuant to Section 2.05(e). Upon the appointment of a successor L/C Issuer, Swing Line Lender and/or New Vehicle Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, Swing Line Lender or New Vehicle Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.16(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this

Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08 Right of Setoff. Subject to Section 2.14, if an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Company or any Borrower against any and all of the obligations of the Company or such Borrower, as applicable, now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, however, that the Lenders, the L/C Issuer and their respective Affiliates shall not set off or apply, in each case except pursuant to the terms of any Permitted Sale Facility, (i) any such deposits at any time held in or credited to the Collection Account or (ii) any such deposits at any time held in or credited to any deposit account identified on Schedule 10.08 to the extent that, in the case of this clause (ii), such deposits are required by the terms of a Permitted Sale Facility to be paid to a Person other than a Loan Party; provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and the L/C Issuer acknowledge that certain deposits held in or credited to the deposit accounts identified on Schedule 10.08 are required by the terms of a Permitted Sale Facility to be paid to a Person other than a Loan Party. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agree to notify the Company and the Administrative Agent promptly after any such setoff and application, provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer, the Swing Line Lender or the New Vehicle Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Company or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE COMPANY AND EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY

LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, MLPFS, and the other Arranger are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, MLPFS, and the other Arranger, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, MLPFS, and the other Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, MLPFS nor the other Arranger has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other

Loan Documents; and (iii) the Administrative Agent, MLPFS and the other Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, MLPFS nor the other Arranger has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, MLPFS and the other Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company and the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company and the Borrowers, which information includes the name and address of the Company and each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company and such Borrower in accordance with the Patriot Act. The Company and the Borrowers shall, to the extent commercially reasonable, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CARMAX, INC.

By:	/s/ Thomas W. Reedy
Name:	Thomas W. Reedy
Title:	Chief Financial Officer

CARMAX AUTO SUPERSTORES, INC.

By:	/s/ Thomas W. Reedy
Name:	Thomas W. Reedy
Title:	Chief Financial Officer

CARMAX OF LAUREL, LLC

By:	/s/ Thomas W. Reedy
Name:	Thomas W. Reedy
Title:	Chief Financial Officer

CARMAX AUTO MALL, LLC

By:	/s/ Thomas W. Reedy
Name:	Thomas W. Reedy
Title:	Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Anne M. Zeschke
Name:	Anne M. Zeschke
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer, Swing Line Lender and New Vehicle Swing Line Lender

By:	/s/ M. Patricia Kay
Name:	M. Patricia Kay
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Lender and L/C Issuer

By:	/s/ Philip A. Mousin
Name:	Philip A. Mousin
Title:	Senior Vice President

BANK OF THE WEST, as a Lender

By:	/s/ Ryan T. Mauser
Name:	Ryan T. Mauser
Title:	VP

BARCLAYS BANK PLC, as a Lender

By:	/s/ David Barton
Name:	David Barton
Title:	Director

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Scott Umbs
Name:	Scott Umbs
Title:	Authorized Signatory

THE ROYAL BANK OF SCOTLAND plc, as a Lender

By:	/s/ James Welch
Name:	James Welch
Title:	Director

SUNTRUST BANK, as a Lender

By:	/s/ J. Matthew Rowand
Name:	J. Matthew Rowand
Title:	Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Stephen H. Corey
Name:	Stephen H. Corey
Title:	Director – CAG

By:	/s/ Kashif Malik
Name:	Kashif Malik
Title:	Director – CAG

TOYOTA MOTOR CREDIT CORPORATION, as a Lender

By:	/s/ Anna Lee
Name:	Anna Lee
Title:	National Dealer Credit Manager

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Silvia K. Boulger
Name:	Silvia K. Boulger
Title:	Vice President

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Michael R. Burkitt
Name:	Michael R. Burkitt
Title:	Senior Vice President

SCHEDULE 1.01

TERM SECURITIZATION PROGRAMS

1.	CarMax Auto Owner Trust 2007-3; $500,000,000 Asset Backed Notes.

2.	CarMax Auto Owner Trust 2008-1; $523,680,000 Asset Backed Notes.

3.	CarMax Auto Owner Trust 2008-A; $742,500,000 Asset Backed Notes.

4.	CarMax Auto Owner Trust 2008-2; $504,000,000 Asset Backed Notes.

5.	CarMax Auto Owner Trust 2009-1; $980,000,000 Asset Backed Notes.

6.	CarMax Auto Owner Trust 2009-A; $490,000,000 Asset Backed Notes.

7.	CarMax Auto Owner Trust 2009-2; $591,000,000 Asset Backed Notes.

8.	CarMax Auto Owner Trust 2010-1; $470,000,000 Asset Backed Notes.

9.	CarMax Auto Owner Trust 2010-2; $650,000,000 Asset Backed Notes.

10.	CarMax Auto Owner Trust 2010-3; $650,000,000 Asset Backed Notes.

11.	CarMax Auto Owner Trust 2011-1; $650,000,000 Asset Backed Notes.

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$110,000,000.00	15.7142857143%
JPMorgan Chase Bank, N.A.	$100,000,000.00	14.2857142857%
U.S. Bank National Association	$85,000,000.00	12.1428571429%
SunTrust Bank	$35,000,000.00	5.0000000000%
Toyota Motor Credit Corporation	$80,000,000.00	11.4285714286%
Wells Fargo Bank, N.A.	$95,000,000.00	13.5714285714%
The Bank of Nova Scotia	$30,000,000.00	4.2857142857%
The Royal Bank of Scotland plc	$20,000,000.00	2.8571428571%
Royal Bank of Canada	$60,000,000.00	8.5714285714%
Bank of the West	$20,000,000.00	2.8571428571%
Barclays Bank PLC	$65,000,000.00	9.2857142857%

TOTAL	$700,000,000.00	100.0000000000%

SCHEDULE 5.06

LITIGATION

None.

SCHEDULE 5.13

SUBSIDIARIES AND

OTHER EQUITY INVESTMENTS

Part (a).	Subsidiaries.

Legal Name of Subsidiary	Ownership
CarMax Auto Superstores, Inc.	CarMax, Inc.

Glen Allen Insurance, Ltd.	CarMax, Inc.

CarMax Auto Mall, LLC	CarMax Auto Superstores, Inc.

CarMax of Laurel, LLC	CarMax Auto Superstores, Inc.

CarMax Auto Superstores West Coast, Inc.	CarMax Auto Superstores, Inc.

CarMax Auto Superstores California, LLC	CarMax Auto Superstores West Coast, Inc.

CarMax Business Services, LLC	Owned 93.5% by CarMax Auto Superstores West Coast, Inc., and 6.5% by CarMax Auto Superstores, Inc.

CarMax Properties, LLC	CarMax Business Services, LLC

CarMax Auto Superstores Services, Inc.	CarMax Business Services, LLC

CarMax Auto Funding, LLC	CarMax Business Services, LLC

CarMax Funding II, LLC	CarMax Business Services, LLC

CarMax Funding III, LLC	CarMax Funding Services, LLC

CarMax Funding Services, LLC	CarMax Business Services, LLC

CarMax Funding Services II, LLC	CarMax Business Services, LLC

Part (b).   Other Equity Investments.

None

SCHEDULE 7.01

EXISTING LIENS

A.	The following financing statement filed under the Uniform Commercial Code:

1.	Filing No. 03020373326 filed in Virginia on February 3, 2003 by DaimlerChrysler Services North America LLC against CarMax Auto Superstores, Inc.

SCHEDULE 7.02

EXISTING INVESTMENTS

None

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

COMPANY and DESIGNATED BORROWERS:

CarMax Auto Superstores, Inc.

12800 Tuckahoe Creek Parkway

Richmond, Virginia 23238

Attention: Thomas W. Reedy, Senior Vice President and Chief Financial Officer

Telephone: (804) 935-4586

Telecopier: (804) 935-4573

Email: tom_reedy@carmax.com

Website Address: www.carmax.com

ADMINISTRATIVE AGENT:

Primary Contact:

Todd Clarke (daily borrowing/repaying activity)

Credit Services Representative

Bank of America, N.A.

Mail Code: NC1-001-15-04

One Independence Center

101 N. Tryon St.

Charlotte, North Carolina 28255-0001

Telephone: (980) 386-4198

Fax: (704) 719-8839

Email: johnathon.clarke@baml.com

Agency Management Contact:

Anne Zeschke (financial reporting requirements, bank group communications)

Vice President

Bank of America, N.A.

Mail Code: IL4-135-05-41

135 South LaSalle Street

Chicago, Illinois 60603

Telephone: (312) 828-4900

Fax: (877) 206-1771

Email: anne.m.zeschke@baml.com

SWING LINE LENDER:

Bank of America NA

Doc and Loan Administration

NC4-105-03-17

4161 Piedmont Parkway

Greensboro, North Carolina 27410

Telephone: (336) 805-3991

NEW VEHICLE SWING LINE LENDER:

Bank of America, N.A.

Bank of America Floorplan Operations

Mail Code: NC4-105-03-43

4161 Piedmont Parkway Greensboro, North Carolina 27410

Telephone: (800) 375-6262

Option #2 Telecopier: (800) 833-1221

BANK OF AMERICA, N.A., AS L/C ISSUER:

Primary Contact:

Al Malave

Trade Finance

Bank of America, N.A.

MC: PA6-580-02-30

1 Fleet Way

Scranton, Pennsylvania 18507

Telephone: (570) 330-4212

Fax: (570) 330-4186

Email: alfonso.malave@bankofamerica.com

Secondary Contact:

Michael Evans

Trade Finance

Bank of America, N.A.

MC: PA6-580-02-30

1 Fleet Way

Scranton, Pennsylvania 18507

Telephone: (570) 330-4244

Email: michael.e.evans@bankofamerica.com

JPMORGAN CHASE BANK, N.A., AS L/C ISSUER:

Commercial Loan Services

IL1-0010

10 South Dearborn Street

Chicago, Illinois 60603

Chicago Non-Agented Servicing Team

Fax: (312)256-2608

Email for Loan Related Correspondence:

CLS.Non.Agented.Servicing@jpmchase.com

Email for Letter of Credit Related Correspondence:

Chicago.LC.Agency.Activity.Team@jpmchase.com

SCHEDULE 10.08

RESTRICTED DEPOSIT ACCOUNTS

1.	Account #XXXXXXXXXXXXX maintained in the name of CarMax Corp., at Wells Fargo Bank, National Association.

2.	Account # XXXXXXXXXXXXX maintained in the name of CarMax Auto Superstores California, LLC, at Wells Fargo Bank, National Association.

3.	Account # XXXXXXXXXXXXX maintained in the name of CarMax Auto Superstores West Coast, Inc., at Wells Fargo Bank, National Association.

4.	Account # XXXXXXXXXXXXX maintained in the name of CarMax Auto Superstores, Inc., at Wells Fargo Bank, National Association.

5.	Account # XXXXXXXXXXXXX maintained in the name of CarMax Business Services, at U.S. Bank N.A.

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 26, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CarMax Auto Superstores, Inc., a Virginia corporation (the “Revolving Borrower”), CarMax, Inc., a Virginia corporation, the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender and New Vehicle Swing Line Lender, and JPMorgan Chase Bank, N.A., as L/C Issuer.

The Revolving Borrower hereby requests (select one):

☐ A Borrowing of Committed Loans ☐ A conversion of Loans

1.	On (a Business Day).

2.	In the amount of .

3.	Comprised of .

                                             [Type of Committed Loan requested]

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

CARMAX AUTO SUPERSTORES, INC.

By:
Name:
Title:

A-1

Form of Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 26, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CarMax Auto Superstores, Inc., a Virginia corporation (the “Revolving Borrower”), CarMax, Inc., a Virginia corporation, the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender and New Vehicle Swing Line Lender, and JPMorgan Chase Bank, N.A., as L/C Issuer.

The Revolving Borrower hereby requests (select one):

☐ A Borrowing of a Swing Line Loan ☐ A conversion of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of [Type of Swing Line Loan requested].

The Swing Line Borrowing, if any, requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

CARMAX AUTO SUPERSTORES, INC.

By:
Name:
Title:

B-1

Form of Swing Line Loan Notice

EXHIBIT C

FORM OF NEW VEHICLE SWING LINE LOAN NOTICE

STRAIGHT LINE TRANSACTION REQUEST

Date:                     ,

To:	Bank of America, N.A., as New Vehicle Swing Line Lender

Bank of America Auto Group Floor Plan Operations FAX: (800) 833-1221	Dealer #	Line [07] Class [007] Serial #

Dealership Name: [                                        ]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 26, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CarMax Auto Superstores, Inc., a Virginia corporation (the “Revolving Borrower”), CarMax, Inc., a Virginia corporation, the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender and New Vehicle Swing Line Lender, and JPMorgan Chase Bank, N.A., as L/C Issuer.

The Revolving Borrower hereby requests (select 1 or 2):

1.	PAYMENT TRANSACTION

Pay funds into the STRAIGHT LINE account in the amount of $

from Designated CHECKING Account on Genesis.

2.	ADVANCE TRANSACTION

Advance funds from the STRAIGHT LINE account in the amount of $

and credit Designated CHECKING account on Genesis.

3.	On (a Business Day).

4.	Comprised of .

                                         [Type of New Vehicle Swing Line Loan requested: Eurodollar Rate Loan or Base Rate Loan]

C-1

Form of New Vehicle Swing Line Loan Notice

The New Vehicle Swing Line Borrowing requested herein complies with the provisos to the first sentence of Section 2.05(a) of the Agreement.

CARMAX AUTO SUPERSTORES, INC.

By:
Name:
Title:

C-2

Form of New Vehicle Swing Line Loan Notice

EXHIBIT D

FORM OF NOTE

[    ], 2011

FOR VALUE RECEIVED, each of the undersigned (each a “Borrower” and, collectively, the “Borrowers”) hereby promises, jointly and severally, to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to CarMax Auto Superstores, Inc. (the “Revolving Borrower”) or any Designated Borrower under that certain Credit Agreement, dated as of August 26, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Revolving Borrower, CarMax, Inc., the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender and New Vehicle Swing Line Lender, and JPMorgan Chase Bank, N.A., as L/C Issuer.

Each Borrower promises, jointly and severally, to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans and in Section 2.05(h) of the Agreement with respect to New Vehicle Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranties. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Each Borrower, for itself and for its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE AGREEMENT.

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

CARMAX AUTO SUPERSTORES, INC.

By:
Name:
Title:

CARMAX OF LAUREL, LLC

By:
Name:
Title:

CARMAX AUTO MALL, LLC

By:
Name:
Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 26, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among CarMax Auto Superstores, Inc., a Virginia corporation (the “Revolving Borrower”), CarMax, Inc., a Virginia corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender and New Vehicle Swing Line Lender, and JPMorgan Chase Bank, N.A., as L/C Issuer.

The undersigned Responsible Officer of the Company hereby certifies as of the date hereof that he/she is the                                                   of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

3. A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its Obligations under the Loan Documents, and

[select one:]

Form of Compliance Certificate

[to the best knowledge of the undersigned, during such fiscal period the Company performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of (i) the Company, the Revolving Borrower and each other Borrower contained in Article V of the Agreement and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,

CARMAX, INC.

By:
Name:
Title:

Form of Compliance Certificate

SCHEDULE 1

[Attached]

Form of Compliance Certificate

For the Quarter/Year ended                  (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I. Applicable Rate - Consolidated Leverage Ratio Section 7.09(a) - Consolidated Net Leverage Ratio

(a) Consolidated Funded Debt as of the Statement Date:	$	____________

(b)    the amount of unrestricted cash and Cash Equivalents held by the Borrowers in the United States on the Statement Date in excess of $15,000,000 (which cash is verifiable by the Administrative Agent):

	$	____________

(c) Consolidated Rental Obligations for the four fiscal quarter period ending on the Statement Date:	$	____________

(d) rental obligations with respect to real property purchased during such four quarter period:	$	____________

(e) Consolidated Rental Obligations net of acquired rents: ((c)-(d))	$	____________

(f) eight (8) times Consolidated Rental Obligations net of acquired rents: (e)*8	$	____________

(g) Consolidated EBITDAR for the four fiscal quarter period ending on the Statement Date

(i) Consolidated Net Income for such period:	$	____________

(ii) Consolidated Interest Charges for such period: (see Line II.(b)(iii) below)	$	____________

(iii) provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period:	$	____________

(iv) depreciation and amortization expense during such period:	$	____________

(v) share-based compensation expense reducing Consolidated Net Income for such period which does not represent a cash item in such period or any future period:	$	____________

(vi) other non-recurring expenses of the Company and its Subsidiaries reducing Consolidated Net Income for such period which do not represent a cash item in such period or any future period:	$	____________

(vii) Federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period:	$	____________

(viii) all non-cash items increasing Consolidated Net Income for such period:	$	____________

(ix) Consolidated EBITDA: (i)+(ii)+(iii)+(iv)+(v)+(vi)-(vii)-(viii)	$	____________

Form of Compliance Certificate

(x) Consolidated Rental Obligations for the four fiscal quarter period ending on the Statement Date:	$____________

(xi) Consolidated EBITDAR: (ix)+(x)	$____________

(h) Consolidated Net Leverage Ratio: ((a)-(b)+(f)) / (g)(xi)	________to 1.00

(i) Consolidated Leverage Ratio (for pricing tiers): ((a)+(f)) / (g)(xi)	________ to 1.00

Maximum permitted Consolidated Net Leverage Ratio: 3.00 to 1.00

II. Section 7.09(b) - Consolidated Interest and Rent Coverage Ratio

(a) Consolidated EBITDAR for the period ending on the Statement Date (see Line I.(g)(xi) above):	$____________

(b) Consolidated Interest Charges for the period ending on the Statement Date

(i)          all gross interest expense (without reducing such amount by, or otherwise netting out, any interest income, floorplan assistance, interest credits or other similar income), premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, but excluding any such interest or expense of (i) an Excluded Special Purpose Finance Subsidiary or (ii) any Person that is neither the Company nor a Subsidiary, which interest or expense (in the case of each of clauses (i) and (ii)) arises pursuant to a Permitted Sale Facility:

$____________

(ii)        the portion of rent expense of the Company and its Subsidiaries with respect to such period under (i) capital leases that is treated as interest in accordance with GAAP and (ii) Synthetic Lease Obligations that would be treated as interest under GAAP were such leases treated as capital leases:

$____________

(iii) Consolidated Interest Charges: (i)+(ii)	$____________

(c) Consolidated Rental Obligations for the four fiscal quarter period ending on the Statement Date:	$____________

(d) rental obligations with respect to real property purchased during such four quarter period:	$____________

(e) Consolidated Rental Obligations net of acquired rents: ((c)-(d))	$____________

(f) Consolidated Interest Charges and Consolidated Rental Obligations net of acquired rents: ((b)(iii)+(e))	$____________

(g) Consolidated Interest and Rent Coverage Ratio: (a) / (f)	________ to 1.00

Minimum permitted Consolidated Interest and Rent Coverage Ratio: 2.00 to 1.00

Form of Compliance Certificate

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit, the Swing Line Loans and the New Vehicle Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:	____________________

2. Assignee:	____________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Borrower:	____________________

4. Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	Credit Agreement, dated as of August 26, 2011, among CarMax Auto Superstores, Inc., as Revolving Borrower, CarMax, Inc., the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender and New Vehicle Swing Line Lender, and JPMorgan Chase Bank, N.A., as L/C Issuer (as amended, restated, supplemented or otherwise modified from time to time)

[1]	Select as applicable.

Form of Assignment and Assumption

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%

[7.	Trade Date: ][4]

Effective Date:                 ,      20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” etc.)
*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

[Consented to and Accepted:]5

[BANK OF AMERICA, N.A., as Administrative Agent][, Swing Line Lender, New Vehicle Swing Line Lender and L/C Issuer]

By:
Name:
Title:

[JPMORGAN CHASE BANK, N.A., as L/C Issuer]

By:
Name:
Title:

[Consented to:]

[CARMAX, INC.] [CARMAX AUTO SUPERSTORES, INC.]

By:
Name:
Title:

[5]	To be added only if the consent and or acceptance of the CarMax, Inc., and/or the L/C Issuer is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Annex 1-1

Standard Terms and Conditions for Assignment and Assumption

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1-2

Standard Terms and Conditions for Assignment and Assumption

EXHIBIT G

COMPANY GUARANTY AGREEMENT

THIS COMPANY GUARANTY AGREEMENT (this “Guaranty Agreement”), dated as of August 26, 2011, is made by CARMAX, INC., a Virginia corporation (the “Guarantor”), to BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States, as administrative agent (in such capacity, the “Administrative Agent”) for each of the lenders (the “Lenders”) now or hereafter party to the Credit Agreement defined below (collectively with the Administrative Agent and the L/C Issuer, the “Guaranteed Parties”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Guaranteed Parties have agreed to provide to CarMax Auto Superstores, Inc., a Virginia corporation (the “Revolving Borrower”), and certain other Subsidiaries of the Guarantor (collectively the “Borrowers” and each individually a “Borrower”) a revolving credit facility with letter of credit, swing line and new vehicle swing line sublimits pursuant to the terms of that certain Credit Agreement dated as of even date herewith, among the Revolving Borrower, the Company, the other Borrowers, the Administrative Agent, the L/C Issuer and the Lenders (as from time to time amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) (the Borrowers other than the Revolving Borrower being referred to collectively as the “Designated Borrowers”); and

WHEREAS, the Guarantor will materially benefit from the Loans made and to be made, and the Letters of Credit issued and to be issued, under the Credit Agreement; and

WHEREAS, the Guarantor is required to enter into this Guaranty Agreement pursuant to the terms of the Credit Agreement; and

WHEREAS, a material part of the consideration given in connection with and as an inducement to the execution and delivery of the Credit Agreement by the Guaranteed Parties is the execution and delivery of this Guaranty Agreement, and the Guaranteed Parties are unwilling to extend and maintain the credit facilities provided under the Loan Documents unless the Guarantor enters into this Guaranty Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1. Guaranty. The Guarantor hereby unconditionally, absolutely, continually and irrevocably guarantees to the Administrative Agent for the benefit of the Guaranteed Parties the payment and performance in full of the Guaranteed Liabilities (as defined below). For all purposes of this Guaranty Agreement, “Guaranteed Liabilities” means: (a) each Borrower’s prompt payment in full, when due or declared due and at all such times, of all Obligations and all other amounts pursuant to the terms of the Credit Agreement, the Notes, and all other Loan Documents heretofore, now or at any time or times hereafter owing, arising, due or payable from such Borrower to any one or more of the Guaranteed Parties, including principal, interest, premiums and fees (including, but not limited to, loan fees and reasonable fees, charges and disbursements of counsel (“Attorney Costs”)); and (b) each Borrower’s prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by such Borrower under the Credit Agreement, the Notes and all other Loan Documents. The Guarantor’s obligations to the Guaranteed Parties under this Guaranty Agreement are hereinafter collectively referred to as the “Guarantor’s Obligations”.

The Guarantor agrees that it is directly and primarily liable for the Guaranteed Liabilities.

2. Payment. If any Borrower shall default in payment or performance of any of the Guaranteed Liabilities, whether principal, interest, premium, fee (including, but not limited to, loan fees and Attorney Costs), or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of the Credit Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of an Event of Default, then the Guarantor will, upon demand thereof by the Administrative Agent, fully pay to the Administrative Agent, for the benefit of the Guaranteed Parties, an amount equal to all the Guaranteed Liabilities then due and owing.

3. Absolute Rights and Obligations. This is a guaranty of payment and not of collection. The Guarantor’s Obligations under this Guaranty Agreement shall be absolute and unconditional irrespective of, and the Guarantor hereby expressly waives, to the extent permitted by law, any defense to its obligations under this Guaranty Agreement by reason of:

(a) any lack of legality, validity or enforceability of the Credit Agreement, of any of the Notes, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantor’s Obligations, any of the Guaranteed Liabilities, or any other guaranty of any of the Guaranteed Liabilities (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b) any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(c) any acceleration of the maturity of any of the Guaranteed Liabilities or of any other obligations or liabilities of any Person under any of the Related Agreements;

(d) any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Guaranteed Liabilities, or for any other obligations or liabilities of any Person under any of the Related Agreements;

(e) any dissolution of any Borrower or the Guarantor or any other party to a Related Agreement, or the combination or consolidation of any Borrower or the Guarantor or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of any Borrower or the Guarantor or any other party to a Related Agreement;

(f) any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, the Credit Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;

(g) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Guaranteed Liabilities (including without limitation obligations arising under any other Guaranty now or hereafter in effect);

(h) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in the Credit Agreement, any other Loan

Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Guaranteed Liabilities, or any of the obligations or liabilities of any party to any other Related Agreement; or

(i) any other circumstance whatsoever (with or without notice to or knowledge of the Guarantor) which may or might in any manner or to any extent vary the risks of the Guarantor, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to any Borrower or any other Loan Party or to any collateral in respect of the Guaranteed Liabilities or Guarantor’s Obligations.

It is the express purpose and intent of the parties hereto that this Guaranty Agreement and the Guarantor’s Obligations hereunder shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided.

4. Currency and Funds of Payment. All Guarantor’s Obligations will be paid in lawful currency of the United States of America and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Guaranteed Liabilities, or the rights of any Guaranteed Party with respect thereto as against any Borrower, or cause or permit to be invoked any alteration in the time, amount or manner of payment by any Borrower of any or all of the Guaranteed Liabilities.

5. Events of Default. Without limiting the provisions of Section 2 hereof, in the event that there shall occur and be continuing an Event of Default, then notwithstanding any collateral or other security or credit support for the Guaranteed Liabilities, at the Administrative Agent’s election and without notice thereof or demand therefor, the Guarantor’s Obligations shall immediately be and become due and payable.

6. Subordination. Until this Guaranty Agreement is terminated in accordance with Section 21 hereof, the Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to the Guarantor (i) of each Borrower, to the payment in full of the Guaranteed Liabilities and (ii) of each other Person now or hereafter constituting a Loan Party, to the payment in full of the obligations of such Loan Party owing to any Guaranteed Party and arising under the Loan Documents. All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by the Administrative Agent, paid over forthwith to the Administrative Agent for the benefit of the Guaranteed Parties on account of the Guaranteed Liabilities, the Guarantor’s Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by the Guarantor as agent and bailee of the Guaranteed Parties separate and apart from all other funds, property and accounts of the Guarantor.

7. Suits. The Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Guaranteed Parties, on demand, at the Administrative Agent’s Office or such other address as the Administrative Agent shall give notice of to the Guarantor, the Guarantor’s Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against the Guarantor. At the Administrative Agent’s election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against the Guarantor, whether or not suit has been commenced against any Borrower, or any other Person and whether or not the Guaranteed Parties have taken or failed to take any other action to collect all or any portion of the Guaranteed Liabilities or have taken or failed to take any actions against any collateral securing payment or performance of all or any portion of the Guaranteed Liabilities, and irrespective of any event, occurrence, or condition described in Section 3 hereof.

8. Set-Off and Waiver. The Guarantor waives any right to assert against any Guaranteed Party as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantor’s Obligations, any defense (legal or equitable) or other claim which the Guarantor may now or at any time hereafter have against any Borrower or any or all of the Guaranteed Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to the Guarantor. For the purposes of this Section 8, all remittances and property shall be deemed to be in the possession of a Guaranteed Party as soon as the same may be put in transit to it by mail or carrier or by other bailee.

9. Waiver of Notice; Subrogation.

(a) The Guarantor hereby waives to the extent permitted by law notice of the following events or occurrences: (i) acceptance of this Guaranty Agreement; (ii) the Lenders’ heretofore, now or from time to time hereafter making Loans and issuing Letters of Credit and otherwise loaning monies or giving or extending credit to or for the benefit of any Borrower or any other Loan Party, or otherwise entering into arrangements with any Loan Party giving rise to Guaranteed Liabilities, whether pursuant to the Credit Agreement or the Notes or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 3 hereof. The Guarantor agrees that each Guaranteed Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Guaranteed Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing the Guarantor from its Guarantor’s Obligations, and the Guarantor hereby consents to each and all of the foregoing events or occurrences.

(b) The Guarantor hereby agrees that payment or performance by the Guarantor of its Guarantor’s Obligations under this Guaranty Agreement may be enforced by the Administrative Agent on behalf of the Guaranteed Parties upon demand by the Administrative Agent to the Guarantor without the Administrative Agent being required, the Guarantor expressly waiving to the extent permitted by law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against any Borrower or any other guarantor of the Guaranteed Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by any Borrower or any other Person on account of the Guaranteed Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY THE GUARANTOR THAT DEMAND UNDER THIS GUARANTY AGREEMENT MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THE CREDIT AGREEMENT.

(c) The Guarantor further agrees with respect to this Guaranty Agreement that it shall have no right of subrogation, reimbursement, contribution or indemnity, nor any right of recourse to any security for the Guaranteed Liabilities unless and until 93 days immediately following the Facility Termination Date (as defined below) shall have elapsed without the filing or commencement, by or against any Loan Party, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, such Loan Party or its assets. This waiver is expressly intended to prevent the existence of any claim in respect to such subrogation, reimbursement, contribution or indemnity by the Guarantor against the estate of any other Loan Party within the meaning of Section 101 of the United States Bankruptcy Code, in the event of a subsequent case involving any other Loan Party. If an amount shall be paid to the Guarantor on account of such rights at any time prior to termination of this Guaranty Agreement in accordance with the provisions of Section 21 hereof, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent, for the benefit of the Guaranteed Parties, to be credited and applied upon the Guarantor’s Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or otherwise as the Guaranteed Parties may elect. The agreements in this subsection shall survive repayment of all of the Guarantor’s Obligations, the termination or expiration of this Guaranty Agreement in any manner, including but not limited to termination in accordance with Section 21 hereof, and occurrence of the Facility Termination Date. For purposes of this Guaranty Agreement, “Facility Termination Date” means the date as of which all of the following shall have occurred: (a) each Borrower shall have permanently terminated the credit facilities under the Loan Documents by final payment in full of all Outstanding Amounts, together with all accrued and unpaid interest and fees thereon, other than (i) the undrawn portion of Letters of Credit and (ii) all letter of credit fees relating thereto accruing after such date (which fees shall be computed (based on interest rates and the Applicable Rate then in effect) on such undrawn amounts to the respective expiry dates of the Letters of Credit), in each case as have been fully Cash Collateralized or as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made; (b) all Commitments shall have terminated or expired; and (c) the Guarantor, each Borrower and each other Loan Party shall have fully, finally and irrevocably paid and satisfied in full all of their respective obligations and liabilities arising under the Loan Documents, including with respect to such Borrower and the Obligations (except for future obligations consisting of continuing indemnities and other contingent Obligations of the Guarantor, any Borrower or any Loan Party that may be owing to the Administrative Agent, the L/C Issuer, any Lender, or any of their respective Related Parties pursuant to the Loan Documents and expressly survive termination of the Credit Agreement or any other Loan Document).

10. Effectiveness; Enforceability. This Guaranty Agreement shall be effective as of the date first above written and shall continue in full force and effect until termination in accordance with Section 21 hereof. Any claim or claims that the Guaranteed Parties may at any time hereafter have against the Guarantor under this Guaranty Agreement may be asserted by the Administrative Agent on behalf of the Guaranteed Parties by written notice directed to the Guarantor in accordance with Section 23 hereof.

11. Representations and Warranties. The Guarantor warrants and represents to the Administrative Agent, for the benefit of the Guaranteed Parties, that it is duly authorized to execute and deliver this Guaranty Agreement, and to perform its obligations under this Guaranty Agreement, that this Guaranty Agreement has been duly executed and delivered on behalf of the Guarantor by its duly authorized representatives; that this Guaranty Agreement is legal, valid, binding and enforceable against the Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and that the Guarantor’s execution, delivery and performance of this Guaranty Agreement do not violate or constitute a breach of any of its Organizational Documents, any agreement or instrument to which the Guarantor is a party, or any law, order, regulation, decree or award of any governmental authority or arbitral body to which it or its properties or operations is subject.

12. Expenses. The Guarantor agrees to be liable for the payment of all reasonable fees and expenses, including Attorney Costs, incurred by any Guaranteed Party in connection with the enforcement of this Guaranty Agreement, whether or not suit be brought.

13. Reinstatement. The Guarantor agrees that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, at any time payment received by any Guaranteed Party in respect of any Guaranteed Liabilities is rescinded or must be restored for any reason, or is repaid by any Guaranteed Party in whole or in part in good faith settlement of any pending or threatened avoidance claim.

14. Attorney-in-Fact. To the extent permitted by law, the Guarantor hereby appoints the Administrative Agent, for the benefit of the Guaranteed Parties, as the Guarantor’s attorney-in-fact for the purposes of carrying out the provisions of this Guaranty Agreement and taking any action and executing any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable; provided, that the Administrative Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default.

15. Reliance. The Guarantor represents and warrants to the Administrative Agent, for the benefit of the Guaranteed Parties, that: (a) the Guarantor has adequate means to obtain on a continuing basis (i) from each Borrower, information concerning the Loan Parties and the Loan Parties’ financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide this Guaranty Agreement (“Other Information”), and has full and complete access to the Loan Parties’ books and records and to such Other Information; (b) the Guarantor is not relying on any Guaranteed Party or its or their employees, directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) the Guarantor has been furnished with and reviewed the terms of the Credit Agreement and such other Loan Documents and Related Agreements as it has requested, is executing this Guaranty Agreement freely and deliberately, and understands the obligations and financial risk undertaken by providing this Guaranty Agreement; (d) the Guarantor has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of each Borrower, each Borrower’s financial condition and affairs, the “Other Information”, and such other matters as it deems material in deciding to provide this Guaranty Agreement and is fully aware of the same; and (e) the Guarantor has not depended or relied on any Guaranteed Party or its or their employees, directors, agents or other representatives or Affiliates, for any information whatsoever concerning any Borrower or any Borrower’s financial condition and affairs or any other matters material to the Guarantor’s decision to provide this Guaranty Agreement, or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision. The Guarantor agrees that no Guaranteed Party has any duty or responsibility whatsoever, now or in the future, to provide to the Guarantor any information concerning any Borrower or any Borrower’s financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if the Guarantor receives any such information from any Guaranteed Party or its or their employees, directors, agents or other representatives or Affiliates, the Guarantor will independently verify the information and will not rely on any Guaranteed Party or its or their employees, directors, agents or other representatives or Affiliates, with respect to such information.

16. Rules of Interpretation. The rules of interpretation contained in Sections 1.02 and 1.05 of the Credit Agreement shall be applicable to this Guaranty Agreement and are hereby incorporated by reference. All representations and warranties contained herein shall survive the delivery of documents and any extension of credit referred to herein or guaranteed hereby.

17. Entire Agreement. This Guaranty Agreement, together with the Credit Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements, understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Except as provided in Section 21 hereof, neither this Guaranty Agreement nor any portion or provision hereof or thereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Credit Agreement.

18. Binding Agreement; Assignment. This Guaranty Agreement and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto and thereto, and to their respective heirs, legal representatives, successors and assigns; provided, however, that the Guarantor shall not be permitted to assign any of its rights, powers, duties or obligations under this Guaranty Agreement or any other interest herein or therein without the prior written consent of the Administrative Agent. Without limiting the generality of the foregoing sentence of this Section 18, any Lender or the L/C Issuer may assign to one or more Persons, or grant to one or more Persons participations in or to, all or any part of its rights and obligations under the Credit Agreement (to the extent permitted by the Credit Agreement); and to the extent of any such assignment or participation such other Person shall, to the fullest extent permitted by law, thereupon become vested with all the benefits in respect thereof granted to such Lender or the L/C Issuer herein or otherwise, subject however, to the provisions of the Credit Agreement, including Article IX thereof (concerning the Administrative Agent) and Section 10.06 thereof concerning assignments and participations. All references herein to the Administrative Agent shall include any successor thereof.

19. Severability. The provisions of this Guaranty Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

20. Counterparts. This Guaranty Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Agreement to produce or account for more than one such counterpart executed by the Guarantor against whom enforcement is sought. Without limiting the foregoing provisions of this Section 20, the provisions of Section 10.02(b) of the Credit Agreement shall be applicable to this Guaranty Agreement.

21. Termination. Subject to reinstatement pursuant to Section 13 hereof, this Guaranty Agreement and all of the Guarantor’s Obligations hereunder (excluding those Guarantor’s Obligations relating to Guaranteed Liabilities that expressly survive such termination) shall terminate on the Facility Termination Date.

22. Remedies Cumulative; Late Payments. All remedies hereunder are cumulative and are not exclusive of any other rights and remedies of the Administrative Agent or any other Guaranteed Party provided by law or under the Credit Agreement, the other Loan Documents or other applicable agreements or instruments. The making of the Loans and other credit extensions pursuant to the Credit Agreement and other Related Agreements shall be conclusively presumed to have been made or extended, respectively, in reliance upon the Guarantor’s guaranty of the Guaranteed Liabilities pursuant to the terms hereof. Any amounts not paid when due under this Guaranty Agreement shall bear interest at the Default Rate.

23. Notices. Any notice required or permitted hereunder shall be given, (a) with respect to the Guarantor, at the address of the Guarantor indicated in Schedule 10.02 of the Credit Agreement and (b) with respect to the Administrative Agent or any other Guaranteed Party, at the Administrative Agent’s address indicated in Schedule 10.02 of the Credit Agreement. All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Section 10.02 of the Credit Agreement for the giving and effectiveness of notices and modifications of addresses thereunder.

24. Governing Law; Venue; Waiver of Jury Trial.

(a) THIS GUARANTY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

(b) THE GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY THE EXECUTION AND DELIVERY OF THIS GUARANTY AGREEMENT, THE GUARANTOR EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND THE GUARANTOR HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE NONEXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(c) EACH PARTY HERETO AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, EACH OTHER GUARANTEED PARTY, IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 23 HEREOF. NOTHING IN THIS GUARANTY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d) NOTHING CONTAINED IN SUBSECTIONS ((b) OR (c) HEREOF SHALL PRECLUDE THE GUARANTOR, OR ANY BORROWER OR THE ADMINISTRATIVE AGENT FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE THE GUARANTOR OR ANY OF THE GUARANTOR’S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, THE GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH COURT.

(e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS GUARANTY AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, THE GUARANTOR AND THE ADMINISTRATIVE AGENT ON BEHALF OF THE GUARANTEED PARTIES HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT ANY SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

(f) EACH PARTY HERETO AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, EACH OTHER GUARANTEED PARTY HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION THE GUARANTOR HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Guaranty Agreement as of the day and year first written above.

GUARANTOR:

CARMAX, INC.

By:
Name:	Thomas W. Reedy
Title:	Chief Financial Officer

COMPANY GUARANTY AGREEMENT

Signature Page

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:	Anne M. Zeschke
Title:	Vice President

EXHIBIT H

SUBSIDIARY GUARANTY AGREEMENT

THIS SUBSIDIARY GUARANTY AGREEMENT (this “Guaranty Agreement”), dated as of August 26, 2011, is made by EACH OF THE UNDERSIGNED AND EACH OTHER PERSON WHO SHALL BECOME A PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (each a “Guarantor” and collectively the “Guarantors”) to BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States, as administrative agent (in such capacity, the “Administrative Agent”) for each of the lenders (the “Lenders”) now or hereafter party to the Credit Agreement defined below (collectively with the Administrative Agent and the L/C Issuer the “Guaranteed Parties”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Guaranteed Parties have agreed to provide to CarMax Auto Superstores, Inc., a Virginia corporation (the “Revolving Borrower”), and certain Subsidiaries of CarMax, Inc., a Virginia corporation (the “Company”), (such Subsidiaries, together with the Revolving Borrower, collectively the “Borrowers” and each individually a “Borrower”) a revolving credit facility with letter of credit, swing line and new vehicle swing line sublimits pursuant to the terms of that certain Credit Agreement dated as of even date herewith, among the Borrowers, the Company, the Administrative Agent, the L/C Issuer and the Lenders (as from time to time amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, each Guarantor is, directly or indirectly, a Subsidiary of the Company and will materially benefit from the Loans made and to be made, and the Letters of Credit issued and to be issued, under the Credit Agreement; and

WHEREAS, each Guarantor is required to enter into this Guaranty Agreement pursuant to the terms of the Credit Agreement; and

WHEREAS, a material part of the consideration given in connection with and as an inducement to the execution and delivery of the Credit Agreement by the Guaranteed Parties is the execution and delivery of this Guaranty Agreement, and the Guaranteed Parties are unwilling to extend and maintain the credit facilities provided under the Loan Documents unless the Guarantors enter into this Guaranty Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1. Guaranty. Each Guarantor hereby jointly and severally, unconditionally, absolutely, continually and irrevocably guarantees to the Administrative Agent for the benefit of the Guaranteed Parties the payment and performance in full of the Guaranteed Liabilities (as defined below). For all purposes of this Guaranty Agreement, “Guaranteed Liabilities” means: (a) each Borrower’s prompt payment in full, when due or declared due and at all such times, of all Obligations and all other amounts pursuant to the terms of the Credit Agreement, the Notes, and all other Loan Documents heretofore, now or at any time or times hereafter owing, arising, due or payable from such Borrower to any one or more of the Guaranteed Parties, including principal, interest, premiums and fees (including, but not limited to, loan fees and reasonable fees, charges and disbursements of counsel (“Attorney Costs”)); and (b) each Borrower’s prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by such Borrower under the Credit Agreement, the Notes and all other Loan Documents. The Guarantors’ obligations to the

Guaranteed Parties under this Guaranty Agreement are hereinafter collectively referred to as the “Guarantors’ Obligations” and, with respect to each Guarantor individually, the “Guarantor’s Obligations”. Notwithstanding the foregoing, the liability of each Guarantor individually with respect to its Guarantor’s Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

Each Guarantor agrees that it is jointly and severally, directly and primarily liable (subject to the limitation in the immediately preceding sentence) for the Guaranteed Liabilities.

2. Payment. If any Borrower shall default in payment or performance of any of the Guaranteed Liabilities, whether principal, interest, premium, fee (including, but not limited to, loan fees and Attorney Costs), or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of the Credit Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of an Event of Default, then any or all of the Guarantors will, upon demand thereof by the Administrative Agent, fully pay to the Administrative Agent, for the benefit of the Guaranteed Parties, subject to any restriction on each Guarantor’s Obligations set forth in Section 1 hereof, an amount equal to all the Guaranteed Liabilities then due and owing.

3. Absolute Rights and Obligations. This is a guaranty of payment and not of collection. The Guarantors’ Obligations under this Guaranty Agreement shall be joint and several, absolute and unconditional irrespective of, and each Guarantor hereby expressly waives, to the extent permitted by law, any defense to its obligations under this Guaranty Agreement by reason of:

(a) any lack of legality, validity or enforceability of the Credit Agreement, of any of the Notes, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantors’ Obligations, any of the Guaranteed Liabilities, or any other guaranty of any of the Guaranteed Liabilities (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b) any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(c) any acceleration of the maturity of any of the Guaranteed Liabilities, of the Guarantor’s Obligations of any other Guarantor, or of any other obligations or liabilities of any Person under any of the Related Agreements;

(d) any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Guaranteed Liabilities, for any of the Guarantor’s Obligations of any other Guarantor, or for any other obligations or liabilities of any Person under any of the Related Agreements;

(e) any dissolution of any Borrower or any Guarantor or any other party to a Related Agreement, or the combination or consolidation of any Borrower or any Guarantor or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of any Borrower or any Guarantor or any other party to a Related Agreement;

(f) any extension (including without limitation extensions of time for payment),

renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, the Credit Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;

(g) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Guaranteed Liabilities (including without limitation the Guarantor’s Obligations of any other Guarantor and obligations arising under any other Guaranty now or hereafter in effect);

(h) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in the Credit Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Guaranteed Liabilities, any of the Guarantor’s Obligations of any other Guarantor, or any of the obligations or liabilities of any party to any other Related Agreement;

(i) any other circumstance whatsoever (with or without notice to or knowledge of any Guarantor) which may or might in any manner or to any extent vary the risks of such Guarantor, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to any Borrower or any other Loan Party or to any collateral in respect of the Guaranteed Liabilities or Guarantors’ Obligations.

It is the express purpose and intent of the parties hereto that this Guaranty Agreement and the Guarantors’ Obligations hereunder and under each Joinder Agreement shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided.

4. Currency and Funds of Payment. All Guarantors’ Obligations will be paid in lawful currency of the United States of America and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Guaranteed Liabilities, or the rights of any Guaranteed Party with respect thereto as against any Borrower, or cause or permit to be invoked any alteration in the time, amount or manner of payment by any Borrower of any or all of the Guaranteed Liabilities.

5. Events of Default. Without limiting the provisions of Section 2 hereof, in the event that there shall occur and be continuing an Event of Default, then notwithstanding any collateral or other security or credit support for the Guaranteed Liabilities, at the Administrative Agent’s election and without notice thereof or demand therefor, the Guarantors’ Obligations shall immediately be and become due and payable.

6. Subordination. Until this Guaranty Agreement is terminated in accordance with Section 21 hereof, each Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to such Guarantor (i) of each Borrower, to the payment in full of the Guaranteed Liabilities, (ii) of every other Guarantor (an “obligated guarantor”), to the payment in full of the Guarantors’ Obligations of such obligated guarantor, and (iii) of each other Person now or hereafter constituting a Loan Party, to the payment in full of the obligations of such Loan Party owing to any Guaranteed Party and arising under the Loan Documents. All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by the Administrative Agent, paid over forthwith to the Administrative Agent for the benefit of the Guaranteed Parties on account of the Guaranteed Liabilities, the Guarantors’ Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by such Guarantor as agent and bailee of the Guaranteed Parties separate and apart from all other funds, property and accounts of such Guarantor.

7. Suits. Each Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Guaranteed Parties, on demand, at the Administrative Agent’s Office or such other address as the Administrative Agent shall give notice of to such Guarantor, the Guarantors’ Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against any one or more or all of the Guarantors. At the Administrative Agent’s election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against any one or more or all of the Guarantors, whether or not suit has been commenced against any Borrower, any other Guarantor, or any other Person and whether or not the Guaranteed Parties have taken or failed to take any other action to collect all or any portion of the Guaranteed Liabilities or have taken or failed to take any actions against any collateral securing payment or performance of all or any portion of the Guaranteed Liabilities, and irrespective of any event, occurrence, or condition described in Section 3 hereof.

8. Set-Off and Waiver. Each Guarantor waives any right to assert against any Guaranteed Party as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantor’s Obligations, any defense (legal or equitable) or other claim which such Guarantor may now or at any time hereafter have against any Borrower or any or all of the Guaranteed Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Guarantor. For the purposes of this Section 8, all remittances and property shall be deemed to be in the possession of a Guaranteed Party as soon as the same may be put in transit to it by mail or carrier or by other bailee.

9. Waiver of Notice; Subrogation.

(a) Each Guarantor hereby waives to the extent permitted by law notice of the following events or occurrences: (i) acceptance of this Guaranty Agreement; (ii) the Lenders’ heretofore, now or from time to time hereafter making Loans and issuing Letters of Credit and otherwise loaning monies or giving or extending credit to or for the benefit of any Borrower or any other Loan Party, or otherwise entering into arrangements with any Loan Party giving rise to Guaranteed Liabilities, whether pursuant to the Credit Agreement or the Notes or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 3 hereof. Each Guarantor agrees that each Guaranteed Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Guaranteed Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing such Guarantor from its Guarantor’s Obligations, and each Guarantor hereby consents to each and all of the foregoing events or occurrences.

(b) Each Guarantor hereby agrees that payment or performance by such Guarantor of its Guarantor’s Obligations under this Guaranty Agreement may be enforced by the Administrative Agent on behalf of the Guaranteed Parties upon demand by the Administrative Agent to such Guarantor without the Administrative Agent being required, such Guarantor expressly waiving to the extent permitted by law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against any Borrower, any other Guarantor or any other guarantor of the Guaranteed Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by any Borrower, any other Guarantor or any other Person on account of the Guaranteed Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY SUCH GUARANTOR THAT DEMAND UNDER THIS GUARANTY AGREEMENT MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THE CREDIT AGREEMENT.

(c) Each Guarantor further agrees with respect to this Guaranty Agreement that it shall have no right of subrogation, reimbursement, contribution or indemnity, nor any right of recourse to any security for the Guaranteed Liabilities unless and until 93 days immediately following the Facility Termination Date (as defined below) shall have elapsed without the filing or commencement, by or against any Loan Party, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, such Loan Party or its assets. This waiver is expressly intended to prevent the existence of any claim in respect to such subrogation, reimbursement, contribution or indemnity by any Guarantor against the estate of any other Loan Party within the meaning of Section 101 of the United States Bankruptcy Code, in the event of a subsequent case involving any other Loan Party. If an amount shall be paid to any Guarantor on account of such rights at any time prior to termination of this Guaranty Agreement in accordance with the provisions of Section 21 hereof, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent, for the benefit of the Guaranteed Parties, to be credited and applied upon the Guarantors’ Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or otherwise as the Guaranteed Parties may elect. The agreements in this subsection shall survive repayment of all of the Guarantors’ Obligations, the termination or expiration of this Guaranty Agreement in any manner, including but not limited to termination in accordance with Section 21 hereof, and occurrence of the Facility Termination Date. For purposes of this Guaranty Agreement, “Facility Termination Date” means the date as of which all of the following shall have occurred: (a) each Borrower shall have permanently terminated the credit facilities under the Loan Documents by final payment in full of all Outstanding Amounts, together with all accrued and unpaid interest and fees thereon, other than (i) the undrawn portion of Letters of Credit and (ii) all letter of credit fees relating thereto accruing after such date (which fees shall be computed (based on interest rates and the Applicable Rate then in effect) on such undrawn amounts to the respective expiry dates of the Letters of Credit), in each case as have been fully Cash Collateralized or as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made; (b) all Commitments shall have terminated or expired; and (c) each Borrower and each other Loan Party shall have fully, finally and irrevocably paid and satisfied in full all of their respective obligations and liabilities arising under the Loan Documents, including with respect to such Borrower and the Obligations (except for future obligations consisting of continuing indemnities and other contingent Obligations of any Borrower or any Loan Party that may be owing to the Administrative Agent, the L/C Issuer, any Lender, or any of their respective Related Parties pursuant to the Loan Documents and expressly survive termination of the Credit Agreement or any other Loan Document).

10. Effectiveness; Enforceability. This Guaranty Agreement shall be effective as of the date first above written and shall continue in full force and effect until termination in accordance with Section 21 hereof. Any claim or claims that the Guaranteed Parties may at any time hereafter have against a Guarantor under this Guaranty Agreement may be asserted by the Administrative Agent on behalf of the Guaranteed Parties by written notice directed to such Guarantor in accordance with Section 23 hereof.

11. Representations and Warranties. Each Guarantor warrants and represents to the Administrative Agent, for the benefit of the Guaranteed Parties, that it is duly authorized to execute and deliver this Guaranty Agreement (or the Joinder Agreement to which it is a party, as applicable), and to perform its obligations under this Guaranty Agreement, that this Guaranty Agreement (or the Joinder Agreement to which it is a party, as applicable) has been duly executed and delivered on behalf of such Guarantor by its duly authorized representatives; that this Guaranty Agreement (and any Joinder Agreement to which such Guarantor is a party) is legal, valid, binding and enforceable against such Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and that such Guarantor’s execution, delivery and performance of this Guaranty Agreement (and any Joinder Agreement to which such Guarantor is a party) do not violate or constitute a breach of any of its Organizational Documents, any agreement or instrument to which such Guarantor is a party, or any law, order, regulation, decree or award of any governmental authority or arbitral body to which it or its properties or operations is subject.

12. Expenses. Each Guarantor agrees to be jointly and severally liable for the payment of all reasonable fees and expenses, including Attorney Costs, incurred by any Guaranteed Party in connection with the enforcement of this Guaranty Agreement, whether or not suit be brought.

13. Reinstatement. Each Guarantor agrees that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, at any time payment received by any Guaranteed Party in respect of any Guaranteed Liabilities is rescinded or must be restored for any reason, or is repaid by any Guaranteed Party in whole or in part in good faith settlement of any pending or threatened avoidance claim.

14. Attorney-in-Fact. To the extent permitted by law, each Guarantor hereby appoints the Administrative Agent, for the benefit of the Guaranteed Parties, as such Guarantor’s attorney-in-fact for the purposes of carrying out the provisions of this Guaranty Agreement and taking any action and executing any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable; provided, that the Administrative Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default.

15. Reliance. Each Guarantor represents and warrants to the Administrative Agent, for the benefit of the Guaranteed Parties, that: (a) such Guarantor has adequate means to obtain on a continuing basis (i) from each Borrower, information concerning the Loan Parties and the Loan Parties’ financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide this Guaranty Agreement and any Joinder Agreement (“Other Information”), and has full and complete access to the Loan Parties’ books and records and to such Other Information; (b) such Guarantor is not relying on any Guaranteed Party or its or their employees, directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) such Guarantor has been furnished with and reviewed the terms of the Credit Agreement and such other Loan Documents and Related Agreements as it has requested, is executing this Guaranty Agreement (or the Joinder Agreement to which it is a party, as applicable) freely and deliberately, and understands the obligations and financial risk undertaken by providing this Guaranty Agreement (and any Joinder Agreement); (d) such Guarantor has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of each Borrower, each Borrower’s financial condition and affairs, the “Other Information”, and such other matters as it deems material in deciding to provide this Guaranty Agreement (and any Joinder Agreement)

and is fully aware of the same; and (e) such Guarantor has not depended or relied on any Guaranteed Party or its or their employees, directors, agents or other representatives or Affiliates, for any information whatsoever concerning any Borrower or any Borrower’s financial condition and affairs or any other matters material to such Guarantor’s decision to provide this Guaranty Agreement (and any Joinder Agreement), or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision. Each Guarantor agrees that no Guaranteed Party has any duty or responsibility whatsoever, now or in the future, to provide to such Guarantor any information concerning any Borrower or any Borrower’s financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if such Guarantor receives any such information from any Guaranteed Party or its or their employees, directors, agents or other representatives or Affiliates, such Guarantor will independently verify the information and will not rely on any Guaranteed Party or its or their employees, directors, agents or other representatives or Affiliates, with respect to such information.

16. Rules of Interpretation. The rules of interpretation contained in Sections 1.02 and 1.05 of the Credit Agreement shall be applicable to this Guaranty Agreement and each Joinder Agreement and are hereby incorporated by reference. All representations and warranties contained herein shall survive the delivery of documents and any extension of credit referred to herein or guaranteed hereby.

17. Entire Agreement. This Guaranty Agreement and each Joinder Agreement, together with the Credit Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements, understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Except as provided in Section 21 hereof, neither this Guaranty Agreement nor any Joinder Agreement nor any portion or provision hereof or thereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Credit Agreement.

18. Binding Agreement; Assignment. This Guaranty Agreement, each Joinder Agreement and the terms, covenants and conditions hereof and thereof, shall be binding upon and inure to the benefit of the parties hereto and thereto, and to their respective heirs, legal representatives, successors and assigns; provided, however, that no Guarantor shall be permitted to assign any of its rights, powers, duties or obligations under this Guaranty Agreement, any Joinder Agreement or any other interest herein or therein without the prior written consent of the Administrative Agent. Without limiting the generality of the foregoing sentence of this Section 18, any Lender or the L/C Issuer may assign to one or more Persons, or grant to one or more Persons participations in or to, all or any part of its rights and obligations under the Credit Agreement (to the extent permitted by the Credit Agreement); and to the extent of any such assignment or participation such other Person shall, to the fullest extent permitted by law, thereupon become vested with all the benefits in respect thereof granted to such Lender or the L/C Issuer herein or otherwise, subject however, to the provisions of the Credit Agreement, including Article IX thereof (concerning the Administrative Agent) and Section 10.06 thereof concerning assignments and participations. All references herein to the Administrative Agent shall include any successor thereof.

19. Severability. The provisions of this Guaranty Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

20. Counterparts. This Guaranty Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Agreement to produce or account for more than one such counterpart executed by the Guarantor against whom enforcement is sought. Without limiting the foregoing provisions of this Section 20, the provisions of Section 10.02(b) of the Credit Agreement shall be applicable to this Guaranty Agreement.

21. Termination. Subject to reinstatement pursuant to Section 13 hereof, this Guaranty Agreement and each Joinder Agreement, and all of the Guarantors’ Obligations hereunder (excluding those Guarantors’ Obligations relating to Guaranteed Liabilities that expressly survive such termination) shall terminate on the Facility Termination Date.

22. Remedies Cumulative; Late Payments. All remedies hereunder are cumulative and are not exclusive of any other rights and remedies of the Administrative Agent or any other Guaranteed Party provided by law or under the Credit Agreement, the other Loan Documents or other applicable agreements or instruments. The making of the Loans and other credit extensions pursuant to the Credit Agreement and other Related Agreements shall be conclusively presumed to have been made or extended, respectively, in reliance upon each Guarantor’s guaranty of the Guaranteed Liabilities pursuant to the terms hereof. Any amounts not paid when due under this Guaranty Agreement shall bear interest at the Default Rate.

23. Notices. Any notice required or permitted hereunder or under any Joinder Agreement shall be given, (a) with respect to each Guarantor, at the address of the Company indicated in Schedule 10.02 of the Credit Agreement and (b) with respect to the Administrative Agent or any other Guaranteed Party, at the Administrative Agent’s address indicated in Schedule 10.02 of the Credit Agreement. All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Section 10.02 of the Credit Agreement for the giving and effectiveness of notices and modifications of addresses thereunder.

24. Joinder. Each Person who shall at any time execute and deliver to the Administrative Agent a Joinder Agreement shall thereupon irrevocably, absolutely and unconditionally become a party hereto and obligated hereunder as a Guarantor, and all references herein and in the other Loan Documents to the Guarantors or to the parties to this Guaranty Agreement shall be deemed to include such Person as a Guarantor hereunder.

25. Governing Law; Venue; Waiver of Jury Trial.

(a) THIS GUARANTY AGREEMENT AND EACH JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

(b) EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY JOINDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN MAY BE INSTITUTED IN ANY STATE COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY THE EXECUTION AND DELIVERY OF THIS GUARANTY AGREEMENT OR A JOINDER AGREEMENT, SUCH GUARANTOR EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY

SUCH SUIT, ACTION OR PROCEEDING, AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE NONEXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(c) EACH PARTY HERETO AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, EACH OTHER GUARANTEED PARTY, IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 23 HEREOF. NOTHING IN THIS GUARANTY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d) NOTHING CONTAINED IN SUBSECTIONS ((b) OR (c) HEREOF SHALL PRECLUDE ANY BORROWER OR THE ADMINISTRATIVE AGENT FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY JOINDER AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE ANY GUARANTOR OR ANY OF SUCH GUARANTOR’S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH COURT.

(e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS GUARANTY AGREEMENT OR ANY JOINDER AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, EACH GUARANTOR AND THE ADMINISTRATIVE AGENT ON BEHALF OF THE GUARANTEED PARTIES HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT ANY SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

(f) EACH PARTY HERETO AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, EACH OTHER GUARANTEED PARTY HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION ANY GUARANTOR HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Guaranty Agreement as of the day and year first written above.

GUARANTORS:	CARMAX OF LAUREL, LLC

By:
	Name:	Thomas W. Reedy
	Title:	Chief Financial Officer

CARMAX AUTO MALL, LLC

By:
	Name:	Thomas W. Reedy
	Title:	Chief Financial Officer

CARMAX AUTO SUPERSTORES CALIFORNIA, LLC

By:
	Name:	Thomas W. Reedy
	Title:	Chief Financial Officer

CARMAX BUSINESS SERVICES, LLC

By:
	Name:	Thomas W. Reedy
	Title:	Chief Financial Officer

CARMAX AUTO SUPERSTORES WEST COAST, INC.

By:
	Name:	Thomas W. Reedy
	Title:	Chief Financial Officer

CARMAX PROPERTIES, LLC

By:
Name:	Thomas W. Reedy
Title:	Chief Financial Officer

CARMAX AUTO SUPERSTORES SERVICES, INC.

By:
Name:	Thomas W. Reedy
Title:	Chief Financial Officer

SUBSIDIARY GUARANTY AGREEMENT

Signature Page

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SUBSIDIARY GUARANTY AGREEMENT

Signature Page

EXHIBIT I

Form of Joinder Agreement

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Joinder Agreement”), dated as of                     , 20         is made by                         , a                                  (the “Joining Subsidiary”), and delivered to BANK OF AMERICA, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) under that certain Credit Agreement (as amended, revised, modified, supplemented or amended and restated from time to time, the “Credit Agreement”), dated as of August 26, 2011, by and among CarMax Auto Superstores, Inc., a Virginia corporation (the “Revolving Borrower”), CarMax, Inc., a Virginia corporation (“CarMax”), certain Subsidiaries of CarMax (together with the Revolving Borrower, and collectively with any other Person that becomes a Borrower (as defined in the Credit Agreement) from time to time pursuant to Section 6.12 of the Credit Agreement, the “Borrowers” and each individually a “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender and New Vehicle Swing Line Lender, and JP Morgan Chase Bank, N.A., as L/C Issuer. All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

WHEREAS, the Revolving Borrower, certain other Subsidiaries of CarMax and the Administrative Agent have entered into a Subsidiary Guaranty Agreement dated as of August 26, 2011 (as amended, revised, modified, supplemented or amended and restated from time to time, the “Subsidiary Guaranty Agreement”);

WHEREAS, the Joining Subsidiary [does] [does not] engage in the business of selling new motor vehicles;

[WHEREAS, the Joining Subsidiary is required by the terms of the Credit Agreement to become a “Designated Borrower” under the Credit Agreement and be joined as a party to the Credit Agreement as a Designated Borrower (as defined in the Credit Agreement);]6

WHEREAS, the Joining Subsidiary is required by the terms of the Credit Agreement to become a “Guarantor” under the Subsidiary Guaranty Agreement and be joined as a party to the Subsidiary Guaranty Agreement as a Guarantor (as defined in the Subsidiary Guaranty Agreement); and

WHEREAS, the Joining Subsidiary will materially benefit from the credit facilities made available and to be made available to the Borrowers by the Lenders and the L/C Issuer under the Credit Agreement.

NOW, THEREFORE, the Joining Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Guaranteed Parties (as defined in the Subsidiary Guaranty Agreement):

[1. Credit Agreement

a. Joinder. The Joining Subsidiary hereby agrees that, by its execution of this Joinder Agreement, the Joining Subsidiary hereby becomes a party to the Credit Agreement and the Notes, and is and shall be for all purposes a “Borrower” under the Loan Documents and shall have (and hereby unconditionally, absolutely and irrevocably assumes) all the terms, conditions, obligations, liabilities and undertakings of a Borrower as if it had manually executed the Credit Agreement, the Notes, and each other applicable Loan Document. The Joining Subsidiary hereby

[6]	Insert this provision if the Joining Subsidiary does engage in the business of selling new motor vehicles.

ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, the Notes, and each other applicable Loan Document.

b. Affirmations. The Joining Subsidiary hereby acknowledges and reaffirms as of the date hereof with respect to itself, its properties and its affairs each of the representations, warranties, acknowledgements and certifications applicable to, and each of the waivers by, any Borrower contained in the Credit Agreement.

c. Obligations. Without limiting the generality of the terms of Sections l(a) and (b) above or the terms of the Credit Agreement, the Joining Subsidiary hereby jointly and severally, together with the other Borrowers, promises to each Lender, the L/C Issuer and the Administrative Agent, the prompt payment and performance of all Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by accelerations, or otherwise) strictly in accordance with the terms thereof.

d. Assignment. Without limiting the generality of the terms of Sections l(a) and (b) above or the terms of Article II of the Credit Agreement, the Joining Subsidiary hereby irrevocably designates, appoints, authorizes and directs the Revolving Borrower (including each Responsible Officer of the Revolving Borrower) to act on behalf of the Joining Subsidiary for the purposes set forth in said Article II or any other provisions of the Credit Agreement or any other Loan Document, including without limitation the purpose of giving Requests for Credit Extensions and otherwise giving and receiving such notices and notifications and taking all such other actions contemplated by Article II or any other provision of the Credit Agreement or any other Loan Document.]7

[2]. Subsidiary Guaranty Agreement.

a. Joinder. The Joining Subsidiary hereby irrevocably, absolutely and unconditionally becomes a party to the Subsidiary Guaranty Agreement as a “Guarantor” and bound by all the terms, conditions, obligations, liabilities and undertakings of each Guarantor or to which any Guarantor is subject thereunder, including without limitation the joint and several, unconditional, absolute, continuing and irrevocable guarantee to the Administrative Agent for the benefit of the Guaranteed Parties of the payment and performance in full of the Guaranteed Liabilities (as defined in the Subsidiary Guaranty Agreement) whether now existing or hereafter arising, all with the same force and effect as if the Joining Subsidiary were a signatory to the Subsidiary Guaranty Agreement.

b. Affirmations. The Joining Subsidiary hereby acknowledges and reaffirms as of the date hereof with respect to itself, its properties and its affairs each of the representations, warranties, acknowledgements and certifications applicable to, and each of the waivers by, any Guarantor contained in the Subsidiary Guaranty Agreement.

[3]. Miscellaneous.

a. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give and serve upon any other party any communication with respect to this

[7]	Insert this provision if the Joining Subsidiary does engage in the business of selling new motor vehicles.

Joinder Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in the Credit Agreement.

b. Severability. Whenever possible, each provision of this Joinder Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Joinder Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Joinder Agreement. This Joinder Agreement is to be read, construed and applied together with the Credit Agreement and the other Loan Documents, which, taken together, set forth the complete understanding and agreement of the Administrative Agent and the Lenders and the Joining Subsidiary with respect to the matters referred to herein and therein.

c. Successors and Assigns. This Joinder Agreement and all obligations of the Joining Subsidiary hereunder shall be binding upon the successors and assigns of the Joining Subsidiary (including any debtor-in-possession on behalf of the Joining Subsidiary) and shall, together with the rights and remedies of the Administrative Agent, for the benefit of the Guaranteed Parties, hereunder, inure to the benefit of the Administrative Agent and the Guaranteed Parties, all future holders of any instrument evidencing any of the Obligations and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Obligations or any portion thereof or interest therein shall in any manner affect any Lien granted to the Administrative Agent, for the benefit of the Guaranteed Parties, under any Loan Document. The Joining Subsidiary may not assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Joinder Agreement.

d. Counterparts. This Joinder Agreement may be authenticated in any number of separate counterparts, each of which shall collectively and separately constitute one and the same agreement. This Joinder Agreement may be authenticated by manual signature, facsimile or, if approved in writing by the Administrative Agent, electronic means, all of which shall be equally valid. Without limiting the foregoing provisions of this Section [3](d), the provisions of Section 10.10 of the Credit Agreement shall be applicable to this Joinder Agreement.

e. Section Titles. The Section titles contained in this Joinder Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

f. Delivery. The Joining Subsidiary hereby irrevocably waives notice of acceptance of this Joinder Agreement and acknowledges that the Obligations are and shall be deemed to be incurred, and credit extensions under the Loan Documents made and maintained, in reliance on this Joinder Agreement and the Joining Subsidiary’s joinder as a party to [the Credit Agreement]8 and the Subsidiary Guaranty Agreement as herein provided.

g. Governing Law; Venue; Waiver of Jury Trial. The provisions of Sections 10.14 and 10.15 of the Credit Agreement are hereby incorporated by reference as if fully set forth herein.

[8]	Insert this provision if the Joining Subsidiary does engage in the business of selling new motor vehicles.

[Signature pages follow.]

IN WITNESS WHEREOF, the Joining Subsidiary has duly executed and delivered this Joinder Agreement as of the day and year first written above.

JOINING SUBSIDIARY:

By:
Name:
Title:

EXHIBIT J

FORM OF DESIGNATED BORROWER NOTICE

Date:                 ,

To:	CarMax, Inc.

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.15 of that certain Credit Agreement, dated as of August 26, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among CarMax Auto Superstores, Inc., a Virginia corporation, as Revolving Borrower, CarMax, Inc., a Virginia corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender and New Vehicle Swing Line Lender, and JPMorgan Chase Bank, N.A., as L/C Issuer and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies the Company and the Lenders that effective as of the date hereof [                                    ] shall be a Designated Borrower and may receive New Vehicle Swing Line Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

J-1

Form of Designated Borrower Notice

EXHIBIT K

OPINION MATTERS

See attached.

[EXHIBIT K was not attached to executed Credit Agreement.]

K-1

Opinion Matters